Exhibit 2.1
Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information marked “[***]” in this Exhibit has been filed with the Securities and Exchange Commission together with such request for confidential treatment.
Execution Version

PURCHASE AGREEMENT
BY AND AMONG
BAYTEX ENERGY USA LLC
AS SELLER
AND
SM ENERGY COMPANY
AS BUYER

DATED AS OF JULY 29, 2014

i

TABLE OF CONTENTS
ARTICLE 1 CERTAIN DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	References, Gender and Number	1
ARTICLE 2 PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CONSIDERATION AND PAYMENT		2
2.1	Purchase and Sale of the Membership Interests	2
2.2	Consideration	2
2.3	Escrow	2
2.4	Payment of Closing Consideration	2
2.5	Purchase Price Adjustment	2
2.6	Post Closing Review	5
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		5
3.1	Representations and Warranties of Seller Regarding the Subject Assets and the Company	5
3.2	Representations and Warranties of Seller Regarding Seller	11
3.3	Representations and Warranties of Buyer	12
ARTICLE 4 INVESTIGATION OF SUBJECT ASSETS; CONFIDENTIALITY		14
4.1	Investigation of Subject Assets	14
4.2	Obligations Under Confidentiality Agreement	14
ARTICLE 5 TITLE ADJUSTMENTS		15
5.1	General Disclaimer; No Title Warranty or Representations	15
5.2	Buyer's Title Review	15
5.3	Determination of Title Defects	18
5.4	Seller Title Credit	18
5.5	Deferred Claims and Disputes	19
5.6	No Duplication	20
5.7	Title Defect Deductible	20
ARTICLE 6 ENVIRONMENTAL MATTERS		21
6.1	Environmental Defects; Environmental Defect Amount	21
6.2	Environmental Defect Notice	21
6.3	Effect of Environmental Defect Notice	21
6.4	Seller's Right to Cure	22
6.5	Environmental Defect Adjustments	22
6.6	Environmental Defect Deductible	22
6.7	Subject Assets Exclusion	22
6.8	Deferred Environmental Claims and Disputes	22
6.9	Sole Remedies	24
6.1	NORM	24
ARTICLE 7 COVENANTS OF SELLER AND BUYER		24
7.1	Conduct of Business	24
7.2	Certain Restrictions Regarding the Conduct of Business	25
7.3	Press Releases	26
7.4	Records	26

7.5	Further Assurances	26
7.6	Transfer Requirements	26
7.7	Casualty and Condemnation	26
7.8	Seller Marks	27
7.9	Certain Tax Matters	27
7.1	Asset and Liability Transfer	30
7.11	No Shop/No Talk	31
7.12	Employee Covenant	31
ARTICLE 8 CLOSING CONDITIONS		33
8.1	Seller's Closing Conditions	33
8.2	Buyer's Closing Conditions	33
ARTICLE 9 CLOSING		35
9.1	Closing	35
9.2	Seller's Closing Obligations	35
9.3	Buyer's Closing Obligations	35
ARTICLE 10 SURVIVAL		36
10.1	Survival	36
10.2	Acknowledgement of Limitation of Recovery	36
ARTICLE 11 LIMITATIONS		36
11.1	Disclaimer of Warranties	36
11.2	Damages	37
ARTICLE 12 INDEMNIFICATION		38
12.1	Indemnification By Buyer	38
12.2	Indemnification By Seller	38
12.3	Indemnification and Defense Procedures	38
12.4	Seller's General Liability Limitation	40
12.5	Exclusive Remedy	41
12.6	Determination of Damages Related to Breach	41
12.7	Recovery	41
ARTICLE 13 TERMINATION; REMEDIES		41
13.1	Termination	41
13.2	Remedies	42
ARTICLE 14 MISCELLANEOUS		44
14.1	Counterparts	44
14.2	Notices	44
14.3	Governing Law; Venue; Jurisdiction.	45
14.4	Entire Agreement	45
14.5	Expenses	46
14.6	Successors and Assigns	46
14.7	Amendments and Waivers	46
14.8	Attorneys' Fees	46
14.9	Severability	46

14.1	Appendix, Schedules and Exhibits	46
14.11	Interpretation	47
14.12	Agreement for the Parties' Benefit Only	47
14.13	No Recordation	47
14.14	Time of Essence	48

EXHIBITS AND SCHEDULES
Exhibits
Exhibit A

Part I	Leases
Part II	Allocated Values
Part II(A)	Bakken Drillsite Spacing Units and Wells
Part III	Surface Contracts
Part IV	Wells
Part V	Equipment
Exhibit B	Deposit Escrow Agreement
Exhibit C	General Conveyance
Exhibit D	Assumption Agreement
Exhibit E	Assignment of Membership Interests
Exhibit F	Certificate of Non-Foreign Status
Exhibit G	Organizational Documents of the Company
Exhibit H	Parent Guaranty
Schedules
Schedule 2.5(c)	Newly Acquired Leases
Schedule 2.5(e)(v)	Special Adjustment to the Purchase Price
Schedule 3.1(d)	Actions
Schedule 3.1(e)	Compliance with Laws
Schedule 3.1(g)	Transfer Requirements
Schedule 3.1(h)(1)	Material Contracts
Schedule 3.1(h)(2)	Breaches of Material Contracts
Schedule 3.1(i)	Tax Matters
Schedule 3.1(k)	Proposed Operations or Expenditures
Schedule 3.1(l)	Environmental Matters
Schedule 3.1(n)	Payments for Production
Schedule 3.1(p)	Calls on Production
Schedule 3.1(s)	Non-consent Elections
Schedule 3.1(u)	Advance Payments
Schedule 3.1(v)	Payout Balances
Schedule 3.2(e)	No Conflict
Schedule 3.2(f)	Seller Consents
Schedule 5.3(i)	Certain Mergers not of Record
Schedule 6.1	Excluded Environmental Defects
Schedule 7.2	Certain Operational Covenants
Schedule 7.9	Certain Tax Covenants
Schedule A-1	Additional Permitted Encumbrances

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this "Agreement"), dated July 29, 2014 (the "Execution Date"), is by and among
BAYTEX ENERGY USA LLC, a Colorado limited liability company ("Seller"), and
SM ENERGY COMPANY, a Delaware corporation ("Buyer").
Seller and Buyer are hereinafter referred to individually as a "Party" and collectively as the "Parties."
WHEREAS, Baytex Energy USA Ltd. was the owner of certain assets, contracts, benefits and obligations associated with certain oil and gas operations in North Dakota and described herein, and on July 14, 2014, Baytex Energy USA Ltd. merged with and into Seller; as used in this Agreement, all references to "Seller" include Baytex Energy USA Ltd.;
WHEREAS, immediately prior to the Closing, the Seller will create a new Delaware limited liability company (the "Company") and will contribute the Subject Assets to the Company and cause the Company to assume the Assumed Liabilities; and
WHEREAS, following the transfer of the Subject Assets to the Company and the assumption by the Company of the Assumed Liabilities, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the Membership Interests upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS

1.1	Certain Defined Terms
Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

1.2	References, Gender and Number
All references in this Agreement to an "Article," "Section," or "subsection" shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise. Unless the context requires otherwise, the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2
PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CONSIDERATION AND PAYMENT

2.1	Purchase and Sale of the Membership Interests
Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of all Liens (other than restrictions on the transfer of securities arising under applicable federal and state securities Laws), and Buyer shall purchase from Seller, all right, title and interest in and to the Membership Interests.

2.2	Consideration
The consideration (the "Purchase Price") for the sale of the Membership Interests to Buyer shall be Three Hundred Thirty Million, Four Hundred Eighty Thousand Dollars and No/100 ($330,480,000.00). The "Adjusted Purchase Price" shall be the Purchase Price as adjusted under Section 2.5.

2.3	Escrow
Contemporaneously with the execution of this Agreement, (a) Buyer, Seller and Wells Fargo Bank, National Association (the "Escrow Agent") entered into the Deposit Escrow Agreement in the form attached hereto as Exhibit B (the "Deposit Escrow Agreement"), and (b) Buyer deposited an amount equal to seven and one-half percent (7.5%) of the Purchase Price with the Escrow Agent into an account (the "Escrow Account") as a deposit hereunder (such amount, together with all interest earned thereon, the "Cash Deposit"). The Cash Deposit shall be held and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Deposit Escrow Agreement.

2.4	Payment of Closing Consideration
At the Closing, (a) Buyer shall wire transfer the Adjusted Purchase Price minus the Cash Deposit and any amounts to be deposited with the Escrow Agent pursuant to Section 5.5(a) and Section 6.8(a) (such amount, the "Closing Amount") in immediately available funds to one or more accounts specified by Seller, and (b) Buyer and Seller shall provide written instructions to the Escrow Agent directing the Escrow Agent to disburse the Cash Deposit and any interest earned thereon pursuant to the Deposit Escrow Agreement to Seller.

2.5	Purchase Price Adjustment

(a)
The Purchase Price shall be adjusted according to this Section 2.5. Seller shall deliver to Buyer not less than three (3) Business Days immediately preceding the Closing Date a statement (the "Preliminary Settlement Statement") setting forth Seller's preliminary good faith determination of the Adjusted Purchase Price, together with reasonably supporting documentation of the same. The Preliminary Settlement Statement shall set forth the Adjusted Purchase Price as provided in this Section 2.5 using the best information available at the date Seller delivers the Preliminary Settlement Statement. In calculating the various adjustments to the Purchase Price pursuant to this Section 2.5, no single item shall be given duplicative effect. After delivery of the Preliminary Settlement Statement by Seller, Buyer will have an opportunity to review such Preliminary Settlement Statement, and Buyer and Seller shall work together in good faith to address any reasonable requests for adjustments to the Preliminary Settlement Statement made by Buyer on or before the Closing Date; provided that if Buyer and Seller are unable to resolve any disagreement regarding the Preliminary

Settlement Statement prior to Closing, the Preliminary Settlement Statement delivered by Seller shall be used for purposes of calculating the Closing Amount.

(b)
For purposes of determining the amounts of the adjustments to the Purchase Price provided for in Section 2.5, the principles set forth in this Section 2.5(b) shall apply. Buyer shall be entitled to all production of hydrocarbons from or attributable to the Subject Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Subject Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses (as defined in Section 2.5(c)) incurred at and after the Effective Time. Seller shall be entitled to all hydrocarbon production from or attributable to Subject Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Subject Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. "Earned" and "incurred", as used in the Agreement shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except as otherwise specified herein. For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.5, (i) liquid hydrocarbons shall be deemed to be "from or attributable to" the Subject Assets when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous hydrocarbons shall be deemed to be "from or attributable to" the Subject Assets when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. As part of the Preliminary Settlement Statement, Seller shall provide to Buyer such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Adjusted Purchase Price.

(c)
The term "Property Expenses" means all (i) direct costs and expenses (including capital expenditures and lease operating expenses) of ownership, exploration, maintenance, development, production and operation of the Subject Assets or acquiring new oil and gas leases after the Effective Time but on or before the Execution Date, which are within the Bakken Drillsite Spacing Units and listed on Schedule 2.5(c) (including, for this purpose, prepayments of any such costs or expenses), which costs and expenses shall include (x) Asset Taxes, but exclude any other Taxes and also exclude any costs and expenses of operating the office of Seller in Denver, Colorado, or the costs to the Company or its Affiliates of employees in that office; and (y) with respect to the Subject Assets operated by the Company or its Affiliates, all direct costs and expenses (including capital expenditures, lease operating expenses, facilities and plant expenses, and joint interest billings) chargeable to the joint account under the applicable Contract or in accordance with any Law of any Governmental Authority in connection with the exploration, maintenance, development, production and operation of such Subject Assets, and (ii)  all overhead charges paid by the Seller, the Company or any of their Affiliates before the Closing Time to any third-party operator of any of the Subject Assets and incurred with respect to the time period (the "Adjustment Period") beginning at the Effective Time and ending at 7:00 A.M. (local time) on the Closing Date (such time being the "Closing Time").

(d)	Upward Adjustments. To calculate the Adjusted Purchase Price, the Purchase Price shall be adjusted upward by the following:

(i)
Proceeds received by Buyer (less any royalties and other non-Tax burdens and Asset Taxes measured by or payable out of such production to the extent not included in Property Expenses), from the sale of any hydrocarbons or otherwise that were produced from or attributable to the Subject Assets prior to the Effective Time.

(ii)	An amount equal to all Property Expenses attributable to the Subject Assets during the Adjustment Period that were paid by the Company, Seller or any of their Affiliates.

(iii)	An amount equal to all amounts paid by Seller or any of its Affiliates as a performance bond or security deposit outstanding at the Closing Date and attributable to the Subject Assets.

(iv)
An amount equal to, with respect to the Subject Assets operated by the Seller, (i) if there is an existing operating agreement in place for such Subject Assets, the overhead chargeable to the joint account pursuant to each of the existing operating agreements for such Subject Assets and incurred with respect to the Adjustment Period, and (ii) if, during the Adjustment Period, there is no existing operating agreement in place for such Subject Assets, an overhead amount equal to the Seller’s Working Interest portion of $12,000 per Well per month undergoing drilling or completion operations and $1,200 per producing Well per month, and for which, in the case of clause (i) or (ii), neither the Company, the Seller nor any of their Affiliates have received reimbursement before the Closing from the other parties in the case of clause (i) bound by any such operating agreement or in the case of clause (ii) in the unit for such Well.

(v)	Any other amount provided for in this Agreement as payable by Buyer to Seller or as may otherwise be agreed to by Buyer and Seller.

(e)	Downward Adjustments. To calculate the Adjusted Purchase Price, the Purchase Price shall be adjusted downward by the following:

(i)	An amount equal to the Title Defect Adjustment, if any.

(ii)	An amount equal to the Environmental Defect Adjustment, if any.

(iii)	An amount equal to the Excluded Environmental Adjustment, if any.

(iv)
Gross proceeds (less any royalties and other non-Tax burdens and Asset Taxes measured by or payable out of such production to the extent not included in Property Expenses) received by the Seller, the Company or their Affiliates (A) from the sale or disposition of hydrocarbons produced from the Subject Assets during the Adjustment Period, (B) from the rental, sale, salvage, or other disposition of any other Subject Assets on or after the Effective Time or (C) otherwise attributable to the ownership of the Subject Assets during the Adjustment Period (excluding, however, all Property Expenses for which the Company or any of its Affiliates receives reimbursement before the Closing Time from the other parties bound by any such operating agreement).

(v)	If applicable, the amount provided in Schedule 2.5(e)(v).

(vi)	Any other amount provided for in this Agreement as payable by Seller to Buyer or as may otherwise be agreed to by Buyer and Seller.

2.6	Post Closing Review
After the Closing, Seller shall review the Preliminary Settlement Statement and determine the actual Adjusted Purchase Price pursuant to Section 2.5. On or prior to the ninetieth (90th) day after the Closing Date, Seller shall present Buyer with a statement of the actual Purchase Price adjustments and such supporting documentation as is reasonably necessary to support the Adjusted Purchase Price shown therein (the "Final Settlement Statement"). Buyer will give representatives of Seller or its Affiliates reasonable access to its premises and to the books and records of Buyer and the Company for purposes of preparing the Final Settlement Statement and will cause appropriate personnel of Buyer and, if applicable, the Company to assist Seller, its Affiliates, and its and their representatives, at no cost to Seller, in the preparation of the Final Settlement Statement. Seller will, and will cause its Affiliates to, give representatives of Buyer and, if applicable, the Company, reasonable access to its and their premises and to its and their books and records for purposes of reviewing the calculation of the Adjusted Purchase Price set forth in the Final Settlement Statement and will cause appropriate personnel of Seller and its Affiliates to assist Buyer and its representatives, at no cost to Buyer or the Company, in verification of such calculation. The Final Settlement Statement shall become final and binding on Seller and Buyer sixty (60) days following the date the Final Settlement Statement is received by Buyer, except to the extent that prior to the expiration of such sixty (60) day period, Buyer shall deliver to Seller notice, as hereinafter required, of its disagreement with the contents of the Final Settlement Statement. Such notice shall be in writing and set forth all of Buyer's disagreements with respect to any portion of the Final Settlement Statement, together with Buyer's proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If Buyer has timely delivered such a notice of disagreement to Seller, then, upon written agreement between Buyer and Seller resolving all disagreements of Buyer set forth in such notice, the Final Settlement Statement will become final and binding upon Buyer and Seller. If the Final Settlement Statement has not become final and binding by the ninetieth (90th) day following its receipt by Buyer, then Buyer or Seller may submit any unresolved disagreements of Buyer set forth in such notice to the Houston, Texas office of KPMG LLP (the "Independent Accounting Firm") who shall be designated to act as an arbitrator and to decide all points of disagreement with respect to the Final Settlement Statement, such decision to be binding upon Buyer and Seller. Buyer and Seller shall use commercially reasonable efforts to cause such arbitrator to render its decision within fifteen (15) Business Days after such points of disagreement are submitted to such arbitrator. The costs and expenses of such arbitrator shall be borne equally by Seller and Buyer. Upon resolution of such unresolved disagreements, the Final Settlement Statement shall be final and binding upon the Parties. The date upon which such agreement is reached or upon which the final Adjusted Purchase Price is established shall be herein called the "Final Settlement Date." If the Adjusted Purchase Price shown in the Final Settlement Statement is more than the Adjusted Purchase Price shown in the Preliminary Settlement Statement, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date. If the Adjusted Purchase Price shown in the Final Settlement Statement is less than the Adjusted Purchase Price shown in the Preliminary Settlement Statement, Seller shall pay the amount of such difference, to Buyer by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Seller Regarding the Subject Assets and the Company
Seller represents and warrants to Buyer as follows:

(a)
Organization and Qualification. At Closing, the Company will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and will have the requisite limited liability company power to carry on its business as it will be conducted at the Closing. The Company will be duly qualified to do business and be in good standing in the State of North Dakota.

(b)
Membership Interests. At Closing, all of the Membership Interests will be duly authorized and validly issued, fully paid and non-assessable, and will be issued in accordance with the Organizational Documents of the Company. The Membership Interests will constitute 100% of the total issued and outstanding membership interests or other equity interests in the Company. At Closing, there will be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Membership Interests or obligating the Company to issue or sell any Membership Interests or any other interest in, the Company. There will be no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. The Seller will be the sole record and beneficial owner of the Membership Interests or the other equity interests in the Company and, immediately upon consummation of the transactions contemplated by this Agreement, Buyer will own all of the Membership Interests free and clear of all Liens (other than restrictions on transfer of securities arising under applicable federal and state securities Laws).

(c)	Subsidiaries. From the date of its formation through the Closing, the Company will not own, either directly or indirectly, any equity interest in any Person.

(d)
Actions. Except as set forth on Schedule 3.1(d), there are no Actions ongoing or, to the Knowledge of Seller, pending or threatened against the Company, Seller or any Affiliate of Seller with respect to the Subject Assets, or which relate to the transactions contemplated by this Agreement, and which, if determined adversely, would affect Seller's ability to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect. Except as set forth on Schedule 3.1(d), there is no outstanding order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and no unsatisfied judgments, penalties or awards issued by any Governmental Authority against or affecting the Company or any of the Subject Assets.

(e)
Compliance with Laws; Permits. Except with respect to (i) the matters set forth on Schedule 3.1(d) and Schedule 3.1(e), (ii) compliance with Laws concerning Taxes (as to which representations and warranties are made solely pursuant to Section 3.1(i)) and (iii) compliance with Environmental Laws (as to which representations and warranties are made solely pursuant to Section 3.1(l)), the Subject Assets operated by the Seller, and, to the Knowledge of Seller, the operation of each of the other Subject Assets are, in each case, in material compliance with all applicable Laws. The Seller has all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities (the "Permits") that are material to the Seller’s operatorship of the Subject Assets as presently operated. Except as would not reasonably be expected to have a Material Adverse Effect, (x) each Permit is in full force and effect and has been duly and validly issued, (y) there are no uncured violations of the terms and provisions of such Permits and (z) except as set forth on Schedule 3.1(e), with respect to each such Permit, the Company has not received written notice from any Governmental Authority of any violation by the Company of such Permit that remains uncured. To the Knowledge of Seller, Seller is not in violation of the terms of the Permits in any material respect.

(f)	Preference Rights. There are no Preference Rights with respect to the Subject Assets.

(g)
Transfer Requirements. Except as set forth on Schedule 3.1(g), and to the Knowledge of Seller, there are no agreements containing a Transfer Requirement that is applicable to the transactions contemplated by this Agreement.

(h)
Material Contracts. Schedule 3.1(h)(1) sets forth a list of all Material Contracts to which the Seller or any of its Affiliates is a party as of the Execution Date. True and complete copies of all Material Contracts, and all amendments thereto, have been provided to Buyer. Each Material Contract is valid and binding on the Seller or its Affiliates, as applicable, in accordance with its terms and is in full force and effect. Except as set forth on Schedule 3.1(h)(2), Seller is not in material breach of, or material default under, and to the Knowledge of Seller, no other Person is in material breach of, or material default under, any Material Contract, and there does not exist under any provision thereof or, to the Knowledge of Seller, any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by any Person.

(i)	Tax Matters.

(i)
Except with respect to items set forth on Schedule 3.1(i), (A) during the period of the Seller’s and the Company's ownership of the Subject Assets, all Asset Taxes and Transfer Taxes (other than Transfer Taxes resulting from the transactions contemplated by this Agreement) that have become due and payable before the Effective Time have been properly paid, whether or not shown on any Tax Return), (B) there are no suits or proceedings ongoing, or to the Knowledge of the Seller, any claims, investigations, audits, inquiries pending or threatened against the Seller or the Company in respect of Taxes of the Company or Asset Taxes related to the Subject Assets, and (C) none of the Subject Assets are subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code. The Company is, and has been throughout its existence, disregarded as an entity separate from its owner for United States federal Income Tax purposes.

(ii)
The Company has not been required to file any Tax Returns under applicable law and regulations. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of the Subject Assets is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Subject Assets.

(iii)
The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(iv)
Neither the Company nor the Seller has received from any federal, state, local or non-US Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes of the Company or Asset Taxes or Transfer Taxes that relate to the Subject Assets, (ii) request for information related to Taxes of the Company or Asset Taxes or Transfer Taxes that relate to the Subject Assets, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company. Schedule 3.1(i) lists all Tax Returns filed with respect to Asset Taxes or Transfer Taxes related to the Subject Assets for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Seller with respect to the Company or the Subject Assets filed or received since December 31, 2011.

(v)
Neither the Company nor the Seller has waived any statute of limitations in respect of Taxes from or attributable to the Company or the Subject Assets or agreed to any extension of time with respect to a Tax assessment or deficiency against the Company or related to the Subject Assets.

(vi)
The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company does not have any Liability for the Taxes of any Person (other than the Company) under 26 C.F.R. Reg 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract, or otherwise.

Notwithstanding anything to the contrary set forth in this Agreement, this Section 3.1(i) contains the sole and exclusive representations and warranties of Seller relating to Taxes.

(j)
Wells. There are no Wells in respect of which Seller or any of its Affiliates have received an unresolved order from any Governmental Authority requiring that such Wells be plugged and abandoned. All plugged and abandoned Wells that have been plugged and abandoned by Seller have been plugged and abandoned in material compliance with applicable Laws. Except for the Wells described on Part IV of Exhibit A, Seller and its Affiliates have no duty to plug any wells located on the Lands. To Seller's Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases and pooling or unit agreements or orders.

(k)
Proposed Operations or Expenditures. Except as set forth on Schedule 3.1(k), as of the Execution Date, there are no outstanding authorizations for expenditure or other commitments to conduct any operations or expend any amount of money on or with respect to the Subject Assets which are binding on the Seller or the Subject Assets and will be binding on the Company after Closing and which Seller reasonably anticipates will require the expenditure of in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per item (net to the Seller's interest).

(l)	Environmental.

(i)	Except as set forth on Schedule 3.1(l) and except as would not reasonably be expected to have a Material Adverse Effect:

(A)	the Subject Assets operated by the Seller or any of its Affiliates and all other Subject Assets comprising the Business are currently in compliance with Environmental Laws;

(B)
all Permits required by Environmental Laws (the "Environmental Permits") with respect to the ownership or operation of the Subject Assets operated by the Seller or any of its Affiliates, and all other Subject Assets comprising the Business, are in full force and effect, and the Subject Assets operated by the Seller or any of its Affiliates and, to the Knowledge of Seller, the Subject Assets operated by any third party are in compliance with the Environmental Permits;

(C)	there has been no Release or, to the Knowledge of Seller, threatened Release of Hazardous Materials in connection with the Subject Assets operated by the Seller or any of its Affiliates or any other Subject Assets comprising the Business (including, in each case, any Release or threatened Release at any offsite location where the Seller or its Affiliates transported or disposed, or arranged for the transport or disposal, of Hazardous Materials) that is reasonably likely to give rise to a material liability to the Company or the Seller or its Affiliates; and

(D)
there are no Actions pending or, to the Knowledge of Seller, threatened against the Company or Seller with respect to the Business by or before a Governmental Authority pursuant to any Environmental Laws or relating to an Environmental Permit.

(ii)
As of the date hereof, neither Seller nor any of its Affiliates have received any unresolved written notice from any Governmental Authority of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any Subject Assets that alleges non-compliance by Seller or its Affiliates with any Environmental Law.

The representations and warranties made in this Section 3.1(l) are the only representations and warranties of Seller with respect to Environmental Laws, Hazardous Materials, Remediation and other environmental matters.

(m)
Special Warranty. Neither the Seller nor any Person claiming by, through or under the Seller, but not otherwise, has taken any action that would result in the Company failing to own Defensible Title following the Closing.

(n)
Payments for Production. Except as set forth in Schedule 3.1(n) and except for amounts being held in suspense as permitted pursuant to applicable Law, all rentals, royalties, excess royalty, overriding royalty interests, hydrocarbon production payments and all other payments due and/or payable by Seller or the Company or their Affiliates to overriding royalty holders and other interest owners with respect to the Subject Assets and the hydrocarbons produced therefrom prior to the Effective Time have been properly and timely paid in all material respects.

(o)
Imbalances. Except for normal immaterial pipeline imbalances that are adjusted by the pipeline each month, as of the date hereof, there are no Imbalances or other imbalances attributable to the Wells which require payment from Buyer to any Person or for which Buyer would otherwise be responsible.

(p)	Calls on Production. Except as described in Schedule 3.1(p) or Schedule 3.1(h)(1), to Seller's Knowledge, the Subject Assets are not subject to any calls on production.

(q)	Hedge Agreements. Neither the Subject Assets nor the production therefrom are subject to any Hedge Agreements with respect to which Buyer or the Company will have any obligations.

(r)
Operatorship. As of the date hereof, (i) neither Seller nor any of its Affiliates have received written notice pursuant to and in accordance with the terms of any operating agreement under which the Seller or any of its Affiliates is currently designated as the operator or, to the Knowledge of Seller, any other notice, with respect to any pending or requested vote to remove the Seller or any of its Affiliates as the named "operator" of any of the Subject Assets for which the Seller or any of its Affiliates is currently designated as "operator", and (ii) the Seller and any of its applicable Affiliates have not failed or refused to carry out, and at all times during the two years prior to the Execution Date have not failed or refused to carry out, their duties as “operator” under the terms of the applicable joint operating agreements that cover the Subject Assets and under which the Seller or any of its

Affiliates is currently, or at any time during the two years prior to the date hereof has been, designated as the named “operator” such that there exists cause for removal of Seller or any of its Affiliates as the operator.

(s)
Non-consent Elections. Except as set forth in Schedule 3.1(s), as of the date hereof no operations are being conducted or, since the Effective Time, have been conducted on, or with respect to, the Subject Assets with respect to which the Seller has elected to be a non-consenting party under the applicable operating agreement or any forced pooling and with respect to which all of the Seller's rights have not yet reverted to such Person.

(t)	Bank Accounts; Power of Attorney. The Company will hold no bank accounts or investment accounts. There are no powers of attorney issued by the Company in effect.

(u)
Advance Payments. Except as set forth on Schedule 3.1(u), the Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Part II of Exhibit A and gas balancing arrangements), to deliver hydrocarbons attributable to the Subject Assets, or proceeds from the sale thereof, at some future time without receiving payment therefore at or after the time of delivery.

(v)
Payout Balances. Schedule 3.1(v) identifies the Seller-operated Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than a termination of a Lease by its terms), and the list of the "payout" balance has been maintained by the Seller in the ordinary course of business of each such Seller-operated Wells, as of the Effective Time.

(w)
Operations of the Company. The Company will be formed solely for the purpose of engaging in the transactions contemplated hereby. Prior to the Closing, the Company will not undertake any activities other than as contemplated by this Agreement and the Seller will not cause the Company to assume any liabilities other than as provided in the General Conveyance and Assumption Agreement.

(x)
Employee Matters. At no time has the Company had employees, independent contractors or consultants. At no time has the Company had any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded.

(y)
Sufficiency of Subject Assets. The Seller has, and the Subject Assets include, all material surface rights, permits, consents and other assets and rights necessary to access, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted by Seller.

(z)
Insurance. All insurance policies of the Seller or any of its Affiliates relating to the Subject Assets are in full force and effect and insure the Subject Assets in reasonably sufficient amounts against normal risks usually insured against by persons operating oil and gas properties in the same area.

(aa)
No Other Representations. Except for the representations and warranties contained in this Section 3.1 (including the related portions of the disclosure schedules), the Seller makes no express or implied representation or warranty, either written or oral, on behalf of Seller or the Company including any representation or warranty as to the accuracy or completeness of any information regarding the Subject Assets furnished or made available to Buyer and its representatives. Except as provided in Section 3.1(r), Seller makes no representations or warranties to Buyer as to the continued operatorship after the date of the Asset and Liability Transfer of the Subject Assets which Seller or its Affiliates currently operate.

3.2	Representations and Warranties of Seller Regarding Seller
Seller represents and warrants to Buyer as follows:

(a)	Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

(b)
Authority. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the agreements required to be executed and delivered by Seller under this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the agreements to be executed and delivered by Seller hereunder and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Seller.

(c)
Enforceability. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) constitutes, and at Closing each of the agreements required to be executed and delivered by Seller hereunder (assuming due authorization, execution, and delivery by Buyer) will constitute, a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)
Title to Membership Interests. At Closing, Seller will be the record and beneficial owner of and have good and valid title to the Membership Interests, free and clear of any Liens, except as are imposed by applicable securities Laws or such Liens that will be released in full prior to the Closing.

(e)
No Conflict. Except as set forth on Schedule 3.2(e), neither the execution and delivery of this Agreement or the agreements required to be executed and delivered by Seller hereunder nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Seller will (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the certificate of incorporation, bylaws or other governing documents of Seller or the Company; (ii)  materially violate, conflict in any material respect with or constitute a material default or event that, with notice or lapse of time or both, would be a material default, breach or violation under any term or provision of any commitment, license, promissory note, conditional sales contract, indenture, Lien, lease or other agreement, instrument or arrangement to which Seller or the Company is a party or by which Seller or the Company or any of the Subject Assets is bound; (iii) violate, conflict with or constitute a breach of any Law in any material respect applicable to Seller or the Company or by which Seller or the Company or any of the Subject Assets is bound; or (iv) result in the creation or imposition of any adverse material claim or interest, or any Lien, charge, equity or restriction of any material nature whatsoever, on or affecting Seller or the Company or any of the Subject Assets.

(f)
Consents. Except with respect to (i) any Transfer Requirements set forth on Schedule 3.1(g), (ii) such filings with the SEC as may be required by applicable Law or pursuant to regulation of any applicable securities exchange in the United States of America or Canada, and (iii) such matters set forth on Schedule 3.2(f), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Seller.

(g)
Actions. There are no Actions ongoing or, to the Knowledge of Seller, pending or threatened against Seller which relate to the transactions contemplated by this Agreement other than Actions which would not if determined adversely, materially affect Seller’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(h)	Foreign Person. Seller is not a foreign person (as that term is used in Section 1.1445-2 of the Treasury Regulations).

(i)
Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred an obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or, after the Closing, the Company, shall incur any liability.

(j)
Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings instituted or, to the Knowledge of Seller, pending or threatened in writing against the Seller. The Seller is not insolvent or generally unable to pay its debts as they become due.

3.3	Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:

(a)
Organization and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the Subject Assets make such qualification necessary.

(b)
Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the agreements required to be executed and delivered by Buyer under this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the agreements to be executed and delivered by Buyer hereunder and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(c)
Enforceability. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) constitutes, and at Closing each of the agreements required to be executed and delivered by Buyer hereunder (assuming due authorization, execution and delivery by the other parties thereto) will constitute, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d)
No Conflict. Neither the execution and delivery of this Agreement or the agreements required to be executed and delivered by Buyer hereunder nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer will (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the Certificate of Incorporation or other governing documents of Buyer, (ii) materially violate, conflict in any material respect with or constitute a material default or event that with notice or lapse of time or both, would be a material default, breach or violation under any term or provision of any commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound; (iii) violate, conflict with or constitute a breach of any Law in any material respect applicable to Buyer or by which Buyer is bound; or (iv) result in the creation or imposition of any adverse material claim or interest, or any Lien, charge, equity or restriction of any material nature whatsoever, on or affecting Buyer.

(e)
Consents. Except with respect to such filings with the SEC as may be required by applicable Law or pursuant to regulation of any applicable securities exchange in the United States of America, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

(f)
Actions. There are no Actions ongoing or, to the Knowledge of Buyer, pending or threatened against Buyer which relate to the transactions contemplated by this Agreement other than Actions which are not reasonably expected by Buyer to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(g)
Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred an obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(h)
Funds. Buyer has sufficient funds or sufficient capacity to borrow under its existing revolving credit agreement available to enable Buyer to consummate the transactions contemplated hereby and to pay all related fees and expenses of Buyer.

(i)
Securities Laws. Buyer is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the Membership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(j)
Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its legal, Tax, and other professional counsel and such other Persons it has deemed appropriate concerning this Agreement and the transactions contemplated by this Agreement and has relied solely on (i) its own independent valuation of the Company and the Subject Assets including the geologic and geophysical characteristics of the Subject Interests, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto, and (ii) the representations and warranties made by Seller in this Agreement.

ARTICLE 4
INVESTIGATION OF SUBJECT ASSETS; CONFIDENTIALITY

4.1	Investigation of Subject Assets
Promptly following the execution of this Agreement and until the Defect Notice Date (or earlier termination of this Agreement), Seller (a) shall permit Buyer and its representatives at reasonable times to examine, in Seller's offices, all Records including abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, and similar documents relating to the Subject Assets insofar as the same are in the possession or control of Seller or any Affiliate of Seller and insofar as Seller or any Affiliate of Seller may do so without (i) violating any legal constraint or confidentiality obligation to a third Person (provided that Seller shall use all commercially reasonable efforts to obtain any necessary waivers of such obligations to allow disclosure of any Records) or (ii) waiving any attorney/client privilege and (b) subject to any required consent of any third Person (provided that Seller shall use all commercially reasonable efforts to obtain any such consents), shall permit Buyer and its representatives at reasonable times and at Buyer's sole risk, cost and expense, to conduct, in the presence of Seller's representatives, reasonable inspections of the Subject Assets; provided that Buyer shall not conduct any Phase II environmental testing or other invasive surface or subsurface testing without Seller’s prior written consent, which may not be unreasonably withheld, conditioned or delayed; provided, further, Buyer does hereby indemnify and hold harmless the Seller Indemnified Parties from and against any and all Covered Liabilities caused by Buyer's inspection of the Subject Assets, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF ANY SELLER INDEMNIFIED PARTY AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, EXCLUDING, HOWEVER, COVERED LIABILITIES RESULTING FROM AND TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY. Unless caused by Buyer’s inspection of the Subject Assets, prior to the Closing, Buyer shall not be required to defend, indemnify and hold harmless the Seller Indemnified Parties pursuant to this Section 4.1 from and against any Covered Liabilities arising out of, resulting from or relating to any pre-existing Environmental Defect identified by or on behalf of Buyer as a result of any physical inspection, due diligence activities or access granted to Buyer and Buyer’s representatives pursuant hereto; provided that if Closing occurs, this Section 4.1 shall not limit Buyer’s assumption of the Assumed Liabilities and Seller’s right to indemnification pursuant to Article 12.

4.2	Obligations Under Confidentiality Agreement

(k)
Prior to the Closing, Buyer shall maintain all information made available to it pursuant to the Confidentiality Agreement or Section 4.1 confidential and otherwise to comply in all respects with, and to cause their respective officers, employees, representatives, consultants and advisors to maintain all such information confidential and otherwise to comply in all respects with the provisions regarding confidentiality in the Confidentiality Agreement; provided, however, that the Parties hereby acknowledge and agree that nothing in this Section 4.2(a) shall affect or limit any of the (i) other provisions set forth in the Confidentiality Agreement (including all provisions regarding non-solicitation and standstill) or (ii) generally applicable provisions set forth in the Confidentiality Agreement to the extent such provisions relate to such other provisions.

(l)
Without limiting Seller's right to issue a press release pursuant to Section 7.3, for a period of two (2) years from and after the Closing and except as otherwise required by any requirements of Law, Seller shall maintain all information relating to the Company with respect to the Subject Assets confidential and otherwise to comply in all respects with, and to cause its officers, employees, representatives, consultants and advisors to maintain all information relating to the Subject Assets confidential; provided, however, that the information subject to such confidentiality restrictions shall not include information that is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates.

(m)
Without limiting Buyer's right to issue a press release pursuant to Section 7.3, for a period of two (2) years from and after the Closing and except as otherwise required by any requirements of Law, Buyer shall maintain all information relating to all Subject Assets retained by Seller (or an Affiliate designated by Seller) pursuant to Section 6.7 confidential and otherwise to comply in all respects with, and to cause its officers, employees, representatives, consultants and advisors to maintain all information relating to such assets confidential; provided, however, that the information subject to such confidentiality restrictions shall not include information that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates.

ARTICLE 5
TITLE ADJUSTMENTS

5.1	General Disclaimer; No Title Warranty or Representations
Without limiting Buyer's right to receive an adjustment to the Purchase Price by operation of Section 5.2, and except for the special warranty of Defensible Title contained in Section 3.1(m), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s or the Company's title to any of the Subject Assets and Buyer hereby acknowledges and agrees that, except as provided above, Buyer's sole remedy for any defect of title, including any Title Defect, with respect to any of the Subject Assets shall be pursuant to the procedures set forth in this ARTICLE 5.

5.2	Buyer's Title Review

(f)
Buyer's Assertion of Title Defects. Prior to 5:00 P.M., Mountain Time, on September 19, 2014 (the "Defect Notice Date"), Buyer shall have the right, but not the obligation, to notify Seller in writing of any matters which, in Buyer's reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any Property Subdivision pursuant to this ARTICLE 5. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by written notice given to Seller on or before 5:00 P.M., Mountain Time, on the Defect Notice Date. To be effective, Buyer's written notice of a Title Defect must by asserted in good faith and include (i) a description of the alleged Title Defect Property, (ii) the Allocated Value of the alleged Title Defect Property, (iii) a brief description of the matter constituting the asserted Title Defect and the basis for such Title Defect, (iv) the Title Defect Amount attributable thereto claimed in good faith by Buyer, (v) the computations for such Title Defect Amount, (vi) to the extent then known by Buyer, the necessary curative for each Title Defect, and

(vii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect; provided, however, that to the extent that Seller and Buyer are in disagreement as to whether or not Buyer's written notice of Title Defect is effective as provided above, Seller and Buyer shall resolve such dispute pursuant to Section 5.5 of this Agreement. To give Seller an opportunity to commence reviewing and curing Title Defects, on a weekly basis, Buyer shall give Seller written notice of any Title Defect that Buyer determines exists, which notice may be preliminary in nature and supplemented prior to 5:00 P.M., Mountain Time, on the Defect Notice Date; provided, however, any failure of Buyer to deliver such notice shall not constitute a breach of this Agreement.

(g)
Allocation of Consideration. Solely for the purposes of ARTICLE 5 and ARTICLE 6, the allocated value of each Property Subdivision shall be the value specified for such Property Subdivision in Part II of Exhibit A (the "Allocated Value").

(h)	Seller's Opportunity to Cure.

(i)
Seller shall have until one (1) day before the Closing Date, at its sole cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects. Subject to Seller's continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, if Seller within such time fails to cure any Title Defect of which Buyer has given a timely and effective written notice as required above and Buyer has not and does not waive same on or before the day immediately preceding the Closing Date, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a "Title Defect Property".

(ii)
To the extent that a Title Defect is based on Seller's failure to have Defensible Title to a Bakken Drillsite Spacing Unit, Seller may cure such defect by securing, at its sole cost and expense, in the Seller's name new or renewal leases with reasonable primary terms and royalty rates covering a sufficient number of net mineral acres within the Bakken Drillsite Spacing Unit to elevate Seller's Net Revenue in such unit to an amount not less than set forth on Part II(A) of Exhibit A for such unit.

(iii)
In addition, Seller may attempt to cure any Title Defect at any time after Closing but prior to the deadline for submitting a Final Settlement Statement under Section 2.6. Upon curing of any such Title Defect, Seller may include in the Final Settlement Statement an amount due Seller arising from such title curative.

(i)
Buyer's Title Adjustments. Subject to (w) Section 5.5, (x) the special warranty of Defensible Title contained in Section 3.1(m), (y) Buyer's termination right as provided in Section 13.1(a), and (z) Seller's termination right as provided in Section 13.2(b), as Buyer's sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by an amount equal to the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties exceeds the Title Defect Deductible (such amount in excess of the Title Defect Deductible, the "Title Defect Adjustment"). "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows:

(iii)	If Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount.

(iv)
If the Title Defect results from the Seller owning a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Part II(A) of Exhibit A, and the Working Interest attributable to such Property Subdivision has been reduced proportionately, the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value specified on Part II(A) of Exhibit A for such Title Defect Property by a fraction, the numerator of which is the difference, if any, between (A) the Net Revenue Interest for such Title Defect Property in Part II(A) of Exhibit A, minus (B) the actual Net Revenue Interest for such Title Defect Property, and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Part II(A) of Exhibit A.

(v)	If the Title Defect results from the existence of a Lien, the Title Defect Amount shall be an amount sufficient to fully discharge such Lien.

(vi)
If the Title Defect results from any matter not described in paragraphs (i), (ii), or (iii) above, the Title Defect Amount shall be determined by the Parties in good faith, taking into account all relevant factors, including the following: (A) the Allocated Value of the affected Title Defect Property; (B) the portion of the Title Defect Property affected by the Title Defect; (C) the legal effect of the Title Defect; (D) the potential economic effect of the Title Defect over the life of the Title Defect Property; (E) the values placed upon the Title Defect by Buyer and Seller; and (F) such other reasonable factors as are necessary to make a proper evaluation.

(vii)
If a Title Defect does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

(viii)
The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a Lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such Lien or the cost and expense of such curative work shall only be included in the Title Defect Amount for one Title Defect Property and only once in such Title Defect Amount.

(ix)
The Title Defect Amount attributable to a Title Defect Property shall not exceed the Allocated Value of such Title Defect Property. For example, but without limitation, if the Seller does not own fifty percent (50%) of the Net Revenue Interest specified in Part II(A) of Exhibit A for a Title Defect Property and such unowned fifty percent (50%) interest is also burdened by a Lien, the Title Defect Amount for such Title Defect Property shall not exceed the Allocated Value allocable to such fifty percent (50%) interest notwithstanding that it may be affected by multiple Title Defects.

(x)
Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect is [***] or less for any Property Subdivision, then the Title Defect Amount with respect to such Title Defect shall be deemed to be zero.

5.3	Determination of Title Defects

A portion of a Property Subdivision shall be deemed to have a "Title Defect" if the Seller fails to have Defensible Title thereto as of the Defect Notice Date. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute Title Defects: (a) defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person's superior claim of title to the relevant Property Subdivision or portion thereof or that another Person is claiming the same; (b) defects arising out of lack of survey unless a survey is expressly required by Laws; (c) defects arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person's superior claim of title to the relevant Property Subdivision or portion thereof or that another Person is claiming the same; (d) defects that have been cured by possession under the applicable statutes of limitations; (e) defects based solely on the existence of prior oil and gas leases relating to the Subject Interests that are expired and no longer in force and legal effect but not surrendered of record; (f) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor if such mortgage would customarily be accepted in taking oil and gas leases and for which the lessee would not customarily seek a subordination of such mortgage to the Subject Interests affected thereby prior to conducting drilling activities on the Subject Interests (unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Subject Interests affected thereby or unless the mortgage requires notice to or consent from the mortgagee prior to entering into any oil and gas lease and such notice or consent was not delivered or obtained); (g) defects based solely on lack of information in files of Seller or the Company or references to documents if such documents are not in files of Seller or the Company; (h) Permitted Encumbrances; (i) defects based on a failure to record name changes or mergers set forth on Schedule 5.3(i) in the applicable records; (j) defects to Wells and Bakken Drillsite Spacing Units that result from an adjustment in the acreage contained within such Bakken Drillsite Spacing Unit as set forth on Part II(A) of Exhibit A resulting from the presence of irregular lots in the governmental survey of such Bakken Drillsite Spacing Unit; and (k) defects asserting that the Seller’s ownership in a Well is based on a right under a Contract or under a Law of any Governmental Authority entitling the Seller to a non-consenting owner's share in such Well.

5.4	Seller Title Credit

(a)
Seller Title Credit. A "Seller Title Credit" shall mean, (x) with respect to each Property Subdivision described in Part II(A) of Exhibit A, the amount by which the value of such Property Subdivision is enhanced by virtue of the Seller owning a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II(A) of Exhibit A, or (y) with respect to each Property Subdivision described in Part II(A) of Exhibit A, the amount by which the value of such Property Subdivision is enhanced by virtue of the Seller owning a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in Part II(A) of Exhibit A, in each case, as of the Closing Date, which amount shall be determined as follows (such amount, the "Seller Title Credit Amount"):

(i)	If Buyer and Seller agree on the amount of the Seller Title Credit, then that amount shall be the amount of the Seller Title Credit.

(ii)
If the Seller Title Credit results from Seller owning a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II(A) of Exhibit A, and the Working Interest attributable to such Property Subdivision has been increased proportionately, the Seller Title Credit shall be equal to the product obtained by multiplying the Allocated Value specified on Part II(A) of Exhibit A for such Property

Subdivision by a fraction, the numerator of which is the difference, if any, between (A) the actual Net Revenue Interest for such Title Defect Property, minus (B) the Net Revenue Interest for such Title Defect Property in Part II(A) of Exhibit A and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in Part II(A) of Exhibit A.

(iii)
If the Seller Title Credit results from any matter not described in paragraphs (i) or (ii) above, the Seller Title Credit shall be determined by the Parties in good faith, taking into account all relevant factors.

(b)	Notice of Seller Title Credit. On or before September 19, 2014, Seller shall have the right, but not the obligation, to deliver to Buyer a Seller Title Credit Notice.

(c)
Contents of Seller Title Credit Notice. The Seller Title Credit Notice must be in writing and by asserted in good faith and include (1) a description of the Seller Title Credit, (2) the Property Subdivisions affected by the Seller Title Credit, (3) the Allocated Values of the Property Subdivisions subject to such Seller Title Credit, and (4) the amount by which Seller reasonably believes the Allocated Value of those Property Subdivisions is increased by the Seller Title Credit, and the computations and information upon which Seller's belief is based. Seller shall be deemed to have waived all Seller Title Credits of which it has not given notice on or before the Defect Notice Date.

(d)
Seller Title Credit Amount. Any Seller Title Credit Amounts shall be offset against the aggregate of all Title Defect Amounts, if any, but shall not result in any upward adjustment to the Purchase Price under Section 2.5.

5.5	Deferred Claims and Disputes

(a)
Deferred Adjustment Claim. In the event that Buyer and Seller have not agreed upon one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to and in accordance with the requirements of this ARTICLE 5, any such claim (a "Deferred Adjustment Claim") shall be settled pursuant to this Section 5.5 and, except as provided in Section 8.1(e) and Section 8.2(e), shall not prevent or delay Closing; provided, however, if either Party claims that its closing conditions have not been satisfied under Section 8.1(e) or Section 8.2(e), as applicable, and such Party’s claim under such Section relies upon alleged Title Defects and/or Title Defect Amounts that are Deferred Adjustment Claims in order to reach the threshold set forth therein, then the Parties will resolve all such Deferred Adjustment Claims under this Section 5.5 prior to Closing, and until all such Deferred Adjustment Claims are resolved, neither Party will be entitled to rely on the failure of the condition in Section 8.1(e) or Section 8.2(e), as applicable, to terminate this Agreement. With respect to each potential Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party's position with respect to such Deferred Adjustment Claim. At Closing, the Purchase Price shall not be adjusted on account of, and, except as provided in Section 8.1(e) and Section 8.2(e), no effect shall be given to, the Deferred Adjustment Claim, except, Buyer shall pay that portion of the Purchase Price related to the Deferred Adjustment Claim into the Escrow Account. On or prior to the thirtieth (30th) consecutive calendar day after the Closing Date (the "Deferred Matters Date"), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Following any written agreement between Seller and Buyer regarding the Deferred Adjustment Claims, Seller and Buyer shall promptly jointly instruct the Escrow Agent to release to the entitled party the amount of any reduction or increase in the Purchase Price to which Buyer or Seller, as applicable, is entitled.

(b)
Disputed Deferred Adjustment Claims. If Buyer and Seller are unable to resolve all Deferred Adjustment Claims or any disputes regarding any post closing cure of any Title Defects by Seller by the Deferred Matters Date, then such claims shall be resolved by a single arbitrator, who shall be an attorney with at least fifteen (15) years’ experience in oil and gas title and transactional matters, as selected by mutual agreement of Buyer and Seller, and if the Parties are not able to mutually agree, then as selected by the Denver office of the Judicial Arbiter Group, Inc. (the "Title Arbitrator"). The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 5.5. Buyer and Seller shall exercise commercially reasonable efforts to cause the Title Arbitrator to render his or her determination within fifteen (15) Business Days after a disputed matter is submitted to the Title Arbitrator and such determination shall be final and binding upon the Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this ARTICLE 5 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Deferred Adjustment Claims submitted by Buyer or Seller and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear (i) its own legal fees and other costs of presenting its case and (ii) one-half of the fees, costs and expenses of the Title Arbitrator. Following the receipt of any final and binding written decision of the Title Arbitrator, Seller and Buyer shall promptly (x) jointly instruct the Escrow Agent to release to the entitled party the amount of any reduction or increase in the Purchase Price to which Buyer or Seller, as applicable, is entitled and (y) pay any amounts due to the other party as a result of the Title Arbitrator’s decision.

(c)
Certain Seller Rights. Notwithstanding anything herein provided to the contrary, including Section 5.2(c), at any time prior to the point in time when a final and binding written decision of the Title Arbitrator is made with respect to any Title Defect which constitutes a Deferred Adjustment Claim in accordance with this Section 5.5, Seller shall be entitled (i) to cure any such Title Defect and (ii) to resolve all disputes relating to the Deferred Adjustment Claims by payment, by joint instruction to the Escrow Agent instructing the release of such funds to Buyer, of the amount by which the Purchase Price would have been reduced at Closing on account of the Title Defects which constitute Deferred Adjustment Claims if same did not constitute Deferred Adjustment Claims.

5.6	No Duplication
Notwithstanding anything herein provided to the contrary, if a Title Defect results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Section 3.1 (other than Section 3.1(m)), then Buyer shall only be entitled to assert such matter as a Title Defect pursuant to this ARTICLE 5 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

5.7	Title Defect Deductible
Notwithstanding anything herein provided to the contrary, there will be no reduction of the Purchase Price on account of a Title Defect and no amount owing by Seller unless and until the aggregate amount of all undisputed Title Defect Amounts with respect to the Title Defect Properties exceeds [***] (the “Title Defect Deductible”), and in such event, the reduction of the Purchase Price will be limited to the amount in excess of the Title Defect Deductible.
ARTICLE 6
ENVIRONMENTAL MATTERS

6.1	Environmental Defects; Environmental Defect Amount
"Environmental Defect" means any condition or circumstance (other than any condition or circumstance set forth on Schedule 6.1) that, with notice to the Governmental Authority with jurisdiction, would require Remediation under Environmental Laws in, on or under a particular Well and related facilities (including air, land, soil, surface and subsurface strata, surface water, groundwater or sediments) or would cause a particular Well and related facilities to be in violation of any applicable requirements of Environmental Laws or Environmental Permits, in either case that is reasonably expected to require more than [***] to Remediate as to a particular Well and related facilities. "Environmental Defect Amount" means the cost to Remediate the Environmental Defect. "Environmental Defect Properties" means the Wells to which an Environmental Defect relates. Notwithstanding anything to the contrary, if the Environmental Defect Amount with respect to an Environmental Defect Property is [***] or less, then the Environmental Defect Amount with respect to such Environmental Defect shall be deemed to be zero.

6.2	Environmental Defect Notice
Prior to 5:00 P.M., Mountain Time, on the Defect Notice Date, Buyer shall have the right, but not the obligation to notify Seller in writing of any matters that, in Buyer's reasonable opinion, constitute an Environmental Defect (an "Environmental Defect Notice"). Each Environmental Defect Notice shall be in writing and shall contain the following: (i) a description of the asserted Environmental Defect, (ii) the identity of the specific Subject Assets to which such Environmental Defect relates, (iii) the reason Buyer believes such Subject Assets to have an Environmental Defect, (iv) the Environmental Defect Amount attributable thereto claimed in good faith by Buyer, and (v) documentation supporting Buyer's asserted Environmental Defect. To be valid, any Environmental Defect Notice must be received by Seller prior to 5:00 P.M., Mountain Time, on the Defect Notice Date.

6.3	Effect of Environmental Defect Notice
Buyer waives for all purposes all objections associated with the environmental condition of the Subject Assets (including Environmental Defects), unless raised in an Environmental Defect Notice prior to 5:00 P.M., Mountain Time, on the Defect Notice Date. If the aggregate amount of all Environmental Defects Amounts with respect to Environmental Defects, as applicable, timely asserted by Buyer is equal to or less than the Environmental Defect Deductible based on the estimates in the Environmental Defect Notice, Buyer shall be deemed to have (i) accepted the environmental condition(s) in, on and under the affected Subject Assets, (ii) waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the affected Subject Assets, and (iii) included the particular environmental condition(s) as part of the Assumed Liabilities.

6.4	Seller's Right to Cure
Seller shall have until the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of asserted Environmental Defects prior to such date with no adjustment to the Purchase Price in respect of such cured Environmental Defect.

6.5	Environmental Defect Adjustments
If Seller and Buyer agree that an Environmental Defect exists and agree on the Environmental Defect Amount, and Seller has been unable, or elects not, to cure such Environmental Defect to the satisfaction of the Parties pursuant to Section 6.4, then Buyer shall be entitled, at its sole and exclusive option, to:

(a)
waive the Environmental Defect that remains uncured and reduce the Purchase Price by the amount, if any, by which the aggregate amount of all undisputed Environmental Defect Amounts exceeds the Environmental Defect Deductible (such amount in excess of the Environmental Defect Deductible, the "Environmental Defect Adjustment"), or

(b)	exclude the Environmental Defect Properties affected by such Environmental Defect from the Subject Assets.

6.6	Environmental Defect Deductible
Notwithstanding anything herein provided to the contrary, there will be no reduction of the Purchase Price on account of an Environmental Defect and no amount owing by Seller unless and until the aggregate amount of all undisputed Environmental Defect Amounts with respect to the Environmental Defect Properties (not counting any Environmental Defect Properties that are excluded by Seller pursuant to Section 6.7) exceeds [***] (the “Environmental Defect Deductible”), and in such event, the reduction of the Purchase Price will be limited to the amount in excess of the Environmental Defect Deductible.

6.7	Subject Assets Exclusion
Notwithstanding anything herein provided to the contrary, with respect to any Environmental Defect Properties, Seller may elect prior to Closing to exclude such Environmental Defect Properties from the Subject Assets conveyed to the Company immediately prior to the Closing. If an Environmental Defect Property is excluded under Section 6.5(b) or this Section 6.7, as the case may be, then (a) all Subject Assets comprising such Environmental Defect Property together with a pro rata share of all incidental rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto, shall be retained by the Seller and shall not be considered part of the Subject Assets and (b) the Purchase Price shall be reduced by the Allocated Value attributable to such Subject Asset (the "Excluded Environmental Adjustment").

6.8	Deferred Environmental Claims and Disputes

(a)
Deferred Environmental Adjustment Claim. In the event that Buyer and Seller have not agreed on or prior to the Closing Date as to whether an Environmental Defect exists or, if Buyer and Seller agree that an Environmental Defect exists but disagree as to whether it has been cured or on the amount of the Environmental Defect Amount attributable to such Environmental Defect, any such claim (a "Deferred Environmental Adjustment Claim") shall be settled pursuant to this Section 6.8 and, except as provided in Section 8.1(e) and Section 8.2(e), shall not prevent or delay Closing; provided, however, if either Party claims that its closing conditions have not been satisfied under Section 8.1(e) or Section 8.2(e), as applicable, and such Party’s claim under such Section relies upon alleged Environmental Defects and/or Environmental Amounts that are Deferred Environmental Adjustment Claims in order to reach the threshold set forth therein, then the Parties will resolve all such Deferred Environmental Adjustment Claims under this Section 6.8 prior to Closing, and until all such Deferred Environmental Adjustment Claims are resolved, neither Party will be entitled to rely on the failure of the condition in Section 8.1(e) or Section 8.2(e), as applicable, to terminate this Agreement. With respect to each potential Deferred Environmental Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Environmental Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party's position with respect to such Deferred Environmental Adjustment Claim, except Buyer shall pay that portion of the Purchase Price related to the Deferred Environmental Adjustment Claim into the Escrow Account. At Closing, the Purchase Price shall not be adjusted on account of, and, except as provided in Section 8.1(e) and Section 8.2(e), no effect shall be given to, the Deferred Environmental Adjustment Claim. On or prior to Deferred Matters Date, Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Environmental Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Environmental Adjustment Claims. Following any written agreement regarding the Deferred Environmental Adjustment Claims, Seller and Buyer shall promptly jointly instruct the Escrow Agent to release to the entitled party the amount of escrow funds to which Buyer or Seller, as applicable, is entitled.

(b)
Disputed Deferred Environmental Adjustment Claims. If Buyer and Seller are unable to resolve all Deferred Environmental Adjustment Claims by the Deferred Matters Date, then such matters shall be resolved by a single arbitrator, who shall be an attorney with at least fifteen (15) years experience in oil and gas environmental matters, as selected by mutual agreement of Buyer and Seller, and if the Parties are unable to mutually agree, then as selected by the Denver office of the Judicial Arbiter Group, Inc. (the "Environmental Arbitrator"). The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 6.8(b). Buyer and Seller shall exercise commercially reasonable efforts to cause the Environmental Arbitrator to render his or her determination within fifteen (15) Business Days after a disputed matter is submitted to the Environmental Arbitrator and such determination shall be final and binding upon the Parties, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the rules set forth in this ARTICLE 6 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Deferred Environmental Adjustment Claims submitted by either Buyer or Seller and may not award damages, interest or penalties to a Party with respect to any matter. Seller and Buyer shall each bear (i) its own legal fees and other costs of presenting its case and (ii) one-half of the fees, costs and expenses of the Environmental Arbitrator. Following the receipt of any final and binding written decision of the Environmental Arbitrator, Seller and Buyer shall promptly jointly instruct the Escrow Agent to release to the entitled party the amount of escrow funds to which Buyer or Seller, as applicable, is entitled.

(c)
Certain Seller Rights. Notwithstanding anything herein provided to the contrary, at any time prior to the point in time when a final and binding written decision of the Environmental Arbitrator is made with respect to any Environmental Defect which constitutes a Deferred Environmental Adjustment Claim in accordance with this Section 6.8, Seller shall be entitled, (i) prior to the Closing Date, to cure any such Environmental Defect or (ii) to resolve all disputes relating to a Deferred Environmental Adjustment Claim by payment, by joint instruction to the Escrow Agent instructing the release of such funds to Buyer, of the amount by which the Purchase Price would have been reduced at Closing on account of the Environmental Defects which constitute Deferred Environmental Adjustment Claims if same did not constitute Deferred Environmental Adjustment Claims.

6.9	Sole Remedies
Subject to (i) Buyer's termination right as provided in Section 13.1(a), (ii) Section 6.5, and (iii) any remedy for breach of any representations and warranties set forth in Section 3.1, the procedures set forth in this ARTICLE 6 shall be Buyer's sole remedy for the existence of any objections associated with the environmental condition of the Subject Assets (including Environmental Defects).

6.10	NORM
Buyer acknowledges that the Subject Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Subject Assets or associated with the Subject Assets. Equipment and sites included in the Subject Assets may contain asbestos, NORM or other Hazardous Materials. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials and equipment located on the Subject Assets or included in the Subject Assets may contain NORM and other wastes or Hazardous Materials. NORM containing material and/or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials from the Subject Assets. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect or breach of a representation or warranty set forth in Section 3.1 on the account of the presence of NORM on the properties underlying the Subject Assets.
ARTICLE 7
COVENANTS OF SELLER AND BUYER

7.1	Conduct of Business

(a)
Except as set forth in Section 6.7, Section 7.2, and Section 7.10, from the Execution Date through the Closing, Seller covenants and agrees that it will, and will cause its Affiliates to, (i) conduct the operations with respect to the Subject Assets in good and workmanlike manner in the ordinary course of business consistent with its past practice and good oilfield practices, (ii) not fail or refuse to carry out its duties as “operator” under the terms of the applicable joint operating agreements covering the Subject Assets for which the Seller or any of its Affiliates is currently designated as "operator" such that there exists cause for removal of Seller or any of its Affiliates as operator, (iii)  maintain the books of account and records relating to the Subject Assets in the usual, regular and ordinary manner, in accordance with its usual accounting and recordkeeping practices (iv) use commercially reasonable efforts to defend any action to remove Seller or any of its Affiliates as “operator” under the terms of the joint operating agreements covering the Subject Assets and (iv) maintain all insurance coverage as is currently in effect for the Subject Assets.

(b)	From the Execution Date through the Closing, Seller or the Company may acquire new oil and gas leases to cure Title Defects under Section 5.2(e)(ii) at Seller’s sole cost and expense.

(c)
From the Execution Date until the Closing Date, Seller will notify Buyer (i) if written notice with respect to any alleged material breach of any Lease or Material Contract or any pending claim, suit or action is received or delivered by Seller or its Affiliates; (ii) of any material injury to any employee or contractor of Seller or any of its Affiliates related to the Subject Assets; (iii) of any Casualty Loss; or (iv) of the occurrence of any Material Adverse Effect or any event likely to result in a Material Adverse Effect.

7.2	Certain Restrictions Regarding the Conduct of Business
Unless Buyer shall otherwise consent in writing (such consent not to be unreasonably delayed, conditioned or withheld), and except as set forth in Section 7.10 and those matters described on Schedule 3.1(k) or Schedule 7.2, Seller will not, and shall cause the Company not to, from the Execution Date through the Closing:

(e)
convey, encumber or otherwise dispose of any part of the Subject Assets, other than the sale of oil, gas or other hydrocarbons produced from the Subject Interests in the ordinary course of business and the replacement or sale of machinery and equipment in the ordinary course of business;

(f)	modify in any material respect, Willfully Breach or terminate any Material Contract;

(g)	enter, or agree to enter, into any Contract that, if in existence as of the date hereof, would be a Material Contract;

(h)
(i) propose or commit to any single operation, or series of related operations, reasonably anticipated to require capital expenditures by the Company with respect to the Subject Assets in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), (ii) except to the extent required under the terms of an operating agreement with respect to an authority for expenditure issued thereunder as of the date hereof, make any capital expenditures with respect to the Subject Assets and any operation, or series of related operations, relating thereto in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or (iii) propose or, except to the extent required under the terms of an operating agreement with respect to an authority for expenditure issued thereunder as of the date hereof, make capital expenditures subject to clauses (i) or (ii) in excess of One Million and No/100 Dollars ($1,000,000.00) in the aggregate;

(i)	enter into any agreement or otherwise settle any Tax claim or assessment relating to the Company;

(j)
make, revoke or amend any tax election with respect to Taxes, adopt, change or modify any accounting method, enter into any settlement of any material issue with respect to Taxes, file any amended Tax Return, or execute or consent to any waivers extending the statutory period of limitations with respect to the collection of any Taxes, in each case, to the extent such action would bind or otherwise affect Buyer, its Affiliates, or the Company at or after the Effective Time; or

(k)	authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 7.2.

7.3	Press Releases
Seller and Buyer shall promptly consult with each other with regard to all press releases or other public announcements concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public announcement concerning this Agreement or the transactions contemplated hereby that names the other Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. For the avoidance of doubt, either Party may disclose in a filing before the SEC or applicable Canadian securities regulatory authorities that a purchase and sale agreement has been signed and the associated purchase price.

7.4	Records
Within 15 Business Days after the Closing, Seller shall deliver all Records to Buyer’s offices as directed by Buyer.

7.5	Further Assurances
Seller and Buyer each agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments of conveyance and transfer, including instruments of conveyance from Baytex Energy USA Ltd., and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement, including (a) the completion of the Asset and Liability Transfer, (b) with regard to any Title Defects or Environmental Defects cured on or after Closing, as it relates to Seller, working with Buyer to assure that any cured Subject Asset shall be transferred to Buyer or the appropriate Affiliate of Buyer (as designated by Buyer) and (c) the fulfilling of the conditions to Closing set forth in Section 8.1 and Section 8.2.

7.6	Transfer Requirements
Seller shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to obtain, comply with or otherwise satisfy all Transfer Requirements set forth on Schedule 3.1(g). Seller shall not be obligated to pay any consideration to (or to incur any cost or expenses for the benefit of) the holder of any Transfer Requirements in order to obtain, comply with or otherwise satisfy the same.

7.7	Casualty and Condemnation
If after the Execution Date and prior to the Closing any part of the Subject Assets shall be destroyed or damaged by fire or other casualty or if any part of the Subject Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (a "Casualty Loss"), this Agreement shall remain in full force and effect notwithstanding any such destruction, damage, taking or proceeding or the threat thereof. To the extent insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such destroyed, damaged or taken Subject Assets, Seller shall at the Closing (a) assign to the Company Seller's or any of its Affiliates’ right to receive all insurance or condemnation proceeds, awards or payments owed to Seller or any of its Affiliates by reason of such Casualty Loss, less any reasonable costs and expenses incurred by Seller or any of its Affiliates in collecting same or in connection with such proceedings or the threat thereof, and (b) pay to the Company all insurance or condemnation proceeds, awards or payments theretofore paid to Seller or any of its Affiliates by reason of such Casualty Loss, less any reasonable costs and expenses incurred by Seller or any of its Affiliates in collecting same or in connection with such proceedings or the threat thereof.

7.8	Seller Marks
Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the word "Baytex" or any derivative thereof of any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the "Seller Marks"). From and after the Closing, Buyer agrees (a) to cease using and to cause the Company to cease using, the Seller Marks in any manner, directly or indirectly, (b) to remove, strike over or otherwise obliterate all Seller Marks from the assets of the Company and from all assets and all other materials owned, possessed or used by the Company within ninety (90) days after the Closing Date, (c) to use commercially reasonable efforts to cause any third parties identified by Seller prior to Closing that use or license Seller Marks in respect of the assets of the Company or on behalf of or with the consent of the Company, to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties within ninety (90) days after the Closing Date and (d) to change the name of the Company to remove the name "Baytex" and to  amend the Organizational Documents of the Company to reflect such name change within ninety (90) days after the Closing Date and (e) to file such documents, reports and affidavits required by the State of North Dakota to evidence the change of name of the Company. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 7.8 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.

7.9	Certain Tax Matters

(a)
Intended Tax Treatment. The Parties agree that because the Company is a single-member limited liability company that is wholly-owned by Seller, based on Seller’s representations in Section 3.1(i), the acquisition by Buyer of the Membership Interests is treated as an acquisition by Buyer of the assets of the Company for United States federal Income Tax purposes (collectively, the "Intended Tax Treatment"). Neither Buyer nor Seller shall take any actions which are inconsistent with the Intended Tax Treatment unless required by applicable Law. Neither Buyer nor Seller shall take any position on any Tax Return or other similar document, or take any other Tax reporting position, for United States federal, state and local Income Tax purposes, that is inconsistent with the Intended Tax Treatment.

(b)	Apportionment of Property Taxes.

(i)
Property Taxes shall be deemed attributable to the period during which ownership of the applicable Subject Assets gives rise to liability for such Property Taxes, and liability therefor allocated to Seller for all periods ending prior to the Effective Time and to Buyer for all periods beginning on or after the Effective Time. The amount of Property Taxes allocable to the Seller shall be equal to the amount of such Property Taxes for a taxable period beginning before and ending after the Effective Time allocated to the Seller shall be equal to the amount of such Property Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period. To the extent the actual amount of Property Tax that is attributable to a period ending prior to the Effective Time (but not due and payable prior to the Closing) is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Property Tax pursuant to Section 2.5 and/or Section 2.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Property Tax for purposes of such adjustment, and the amount of such Property Tax used for purposes of Section 2.6 shall be considered full and final settlement of such Property Tax without regard to the actual Tax rates or assessments (the "Settled Property Taxes").

(ii)
Buyer shall be entitled to all rights to any refunds of (1) Property Taxes allocable to Buyer pursuant to this Section 7.9(b) regardless of when received, and (2) Settled Property Taxes. Seller shall be entitled to all rights to any refunds of Property Taxes allocated to Seller pursuant to this Section 7.9(b) other than refunds of Settled Property Taxes. After Closing, Buyer shall timely file or cause to be filed all Tax Returns for Property Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Property Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Property Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

(c)
Apportionment of Severance Taxes. Severance Taxes shall be deemed attributable to the period during which the production of the hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Buyer for post-Effective Time Severance Taxes. For the purpose of calculating the Initial Adjustment Amount under Section 2.5(a) and for purposes of the Final Settlement Statement under Section 2.6, Severance Taxes for which the actual liability amount is not known as of such time shall be estimated based on the applicable current Severance Tax rates, with the resulting Adjusted Purchase Price under Section 2.6 to be considered full and final settlement of all such Taxes without regard to the actual Tax rates or assessments; provided that, if the actual amounts of the applicable Severance Tax rates are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement, and such estimated amounts shall thereupon become full and final settlement of such Severance Taxes (the "Settled Severance Taxes," and together with the Settled Property Taxes, the "Settled Asset Taxes") for purposes of this Agreement. Buyer shall be entitled to all rights to any refunds of (a) Severance Taxes allocable to Buyer pursuant to this Section 7.9(c) regardless of when received, and (b) Settled Severance Taxes. Seller shall be entitled to all rights to any refunds of Severance Taxes allocated to Seller pursuant to this Section 7.9(c) other than refunds of Settled Severance Taxes. After Closing, Buyer shall timely file or cause to be filed all Tax Returns for Severance Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Severance Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Severance Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

(d)	Income Taxes. Each Party shall be responsible for its own Income Taxes.

(e)
Transfer Taxes. All Transfer Taxes (including any related interest, penalties or legal costs, but excluding any recordation fees incurred in connection with the transfer of the Subject Assets) that may be imposed on any transfer of the membership interests in the Company (or the Subject Assets) pursuant to this Agreement shall be borne and paid 50% by Buyer and 50% by Seller. The Parties shall cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes). Any expenses, fees or costs incurred by Seller in connection with preparing or filing such Tax Returns shall be paid by Buyer.

(f)
Allocations for Federal Income Tax Purposes. Buyer and Seller acknowledge that, under Section 1060 of the Code, Buyer and Seller must report information regarding the allocation of the Purchase Price and any other amounts treated as consideration for federal Income Tax purposes (collectively, the "Allocation Amount") to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal Income Tax returns for the tax period which includes the Closing Date. Buyer and Seller agree that the Allocation Amount shall be allocated among the Subject Assets for Tax purposes in accordance with an allocation schedule substantially consistent with Schedule 7.9(f) (the "Allocation Schedule"). Buyer and Seller shall negotiate in good faith to revise the Allocation Schedule in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder to take into account any adjustments to the Purchase Price pursuant to this Agreement, including any indemnification payments pursuant to ARTICLE 12. Buyer and Seller shall each prepare their respective Forms 8594 in a manner consistent with the Allocation Schedule. The Parties shall not take any Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of such Allocation Schedule, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such allocation.

(g)	Post-Closing Tax Matters. After the Closing, each of Buyer and Seller shall:

(i)
reasonably cooperate and assist the other (1) in preparing any Tax Returns relating to any Tax imposed with respect to the Subject Assets or the Company, or the Transaction, and (2) in qualifying for any exemption or reduction in Tax that may be available;

(ii)
reasonably cooperate in preparing for any audits, examinations or other tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Subject Assets, the Company, or the Transaction;

(iii)
make available to the other, and to any Taxing Authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Subject Assets or the Transaction;

(iv)
provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other's Tax liability under applicable Law or this Agreement (a "Tax Controversy"), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and

(v)
allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

(h)	Effect of Indemnity. Seller and Buyer shall treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for Tax purposes unless otherwise required by Law.

7.10	Asset and Liability Transfer

(a)	Prior to the Closing, the Seller shall undertake the actions contemplated by this Section 7.10, which collectively shall be referred to as the "Asset and Liability Transfer".

(b)
Prior to the Closing, Seller shall create the Company as a limited liability company under the laws of the State of Delaware with the Organizational Documents, and will cause the Company to issue the Membership Interests to the Seller. The Seller shall not cause or permit the Company to issue any equity interests other than the Membership Interests.

(c)
Immediately prior to the Closing, Seller shall execute, acknowledge and deliver to the Company, and shall cause the Company to execute, acknowledge and deliver to the Seller, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit C (the "General Conveyance"), and any applicable forms of any Governmental Authorities, conveying the Subject Assets to the Company as of the Effective Time, with a special warranty of title by, through and under Seller but not otherwise.

(d)
Immediately prior to the Closing, Seller shall execute, acknowledge and deliver to the Company, and shall cause the Company to execute, acknowledge and deliver to the Seller, an Assignment and Assumption Agreement in the form attached as Exhibit D (the "Assumption Agreement") pursuant to which the Company shall assume and agree to pay, perform, fulfill and discharge the Assumed Liabilities.

(e)	Any time after the formation of the Company, the Seller shall not, and shall cause the Company not to:

(i)	amend the Organizational Documents;

(ii)	split, combine or reclassify any membership interests in the Company;

(iii)	sell or create any Lien on any membership or other equity interest in the Company;

(iv)	incur, assume, or guarantee any indebtedness for borrowed money;

(v)
adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(vi)	authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 7.10(e).

(f)
The Company shall not undertake any activities other than as contemplated by this Agreement and the Seller shall not cause the Company to assume any liabilities other than as provided in the General Conveyance and Assumption Agreement.

7.11	No Shop/No Talk
The Seller shall not, and shall cause its Affiliates and the Company not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, provide any information to, negotiate with or in any manner encourage, or accept any proposal of any other Person relating to the acquisition of all, substantially all, or any material portion of the Subject Assets of the Seller or equity interests the Company, or their assets or businesses, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

7.12	Employee Covenant

(a)
Seller waives the restrictions contained in Section 20 of the Confidentiality Agreement with regard to the employees of Seller, other than the officers of Seller (each a “Business Employee” and, collectively, the “Business Employees”). Buyer may, on or after the date hereof, interview any Business Employee and conduct any such standard employee screening and eligibility procedures with regard to such Business Employees as Buyer conducts with respect to candidates for employment in Buyer’s ordinary course of business. Subject to applicable Law and, with the prior written consent of each Business Employee, as applicable, Buyer shall be entitled to review copies of the personnel records maintained by Seller with respect to such Business Employee, and discuss such records and such Business Employee with Seller’s representatives. Buyer’s interviews of the Business Employees as set forth in this Section 7.12 shall be conducted so as not to unreasonably interfere with the Business of Seller prior to the Closing, and Seller shall exercise commercially reasonable efforts to cooperate with Buyer and to facilitate Buyer’s completion of its interview and screening procedures hereunder.

(b)
After the date hereof, Buyer shall be authorized to communicate with any Business Employee regarding such Business Employee’s potential employment with Buyer and Buyer shall be authorized to communicate any offer of employment to any Business Employees. Buyer shall, not later than 5 days prior to the Closing, deliver to Seller a final written list containing the name of each Business Employee Buyer desires to hire. Each Business Employee that is offered employment with Buyer and that accepts such offer (each a “Continuing Employee” and, collectively, the “Continuing Employees”) shall, as of the Closing be terminated by Seller and become an employee of Buyer.

(c)
Seller shall be responsible for all compensation and benefits owing to Business Employees up to and including the Closing Date, and Buyer shall be responsible for all compensation and benefits owing to Continuing Employees after the Closing Date under Buyer’s compensation and benefits programs (on and subject to the terms of employment agreed upon between Buyer and such Continuing Employee). Buyer shall have no obligations with respect to any Business Employee that is not hired by Buyer at the Closing.

(d)	With respect to each Continuing Employee:

(vi)
In the event that, prior to the 6-month anniversary of the Closing Date, Buyer terminates the employment of any Continuing Employee, other than for cause (as determined pursuant to Buyer’s applicable employment policies), Buyer shall pay to such Continuing Employee, within five (5) days following termination of such Continuing Employee, the Severance Amount.

(vii)
In accordance with and solely to the extent permitted by and in accordance with Buyer’s current policies and programs (i) Buyer shall grant such Continuing Employee credit for their service with Seller for purposes of eligibility to participate in and vesting credits in Buyer’s service award plans, vacation programs and policies and retirement plans; (ii) for the calendar year during which such coverage begins, Buyer shall credit under any medical, dental or vision benefit plans maintained by Buyer, all Continuing Employees with any deductibles and co-payments already incurred during such year under Seller’s benefit plans, and waive any pre-existing conditions, exclusions or limitations as to coverage, any evidence-of-insurability provisions and any waiting-period requirements under such plans; and (iii) Buyer shall apply towards any deductible requirements and out-of-pocket maximum limits under such welfare benefit plans that are applicable to 2014, any similar deductible requirements and out-of-pocket maximum limits satisfied by any Continuing Employee under Seller’s welfare benefit plans. Prior to Closing, Seller shall prepare and deliver, or cause to be prepared and delivered, to each Continuing Employee, and request such Continuing Employee to deliver to Buyer, a schedule setting forth the amount of the deductible and out-of-pocket maximum limits satisfied by each Continuing Employee under Seller welfare benefit plans with the information available as of the date the schedule is prepared, which schedule shall be updated through the Closing Date as soon as reasonably practicable after the Closing.

(viii)
To the extent permitted by Buyer’s current 401(k) plan, Buyer shall cause the trustee or administrator of Buyer’s 401(k) plan to accept direct rollovers from Seller’s 401(k) plan trust for each Continuing Employee electing the same with respect to a distribution of his or her vested account thereunder. If any Continuing Employee does not rollover his or her account to Buyer’s 401(k) plan, such Continuing Employee may continue to participate in Seller’s 401(k) plan as a terminated participant in accordance with the terms thereof, and Seller shall retain all responsibility for the management and administration of such Continuing Employee’s account balances under Seller’s 401(k) plan.

(ix)
Each Continuing Employee shall, on the Closing Date, begin accruing vacation time at the level to which they would be entitled under Buyer’s vacation policies for 2014. Seller will pay to each Business Employee an amount equal to any accrued and unused vacation days at the Closing in accordance with its policies.

(e)
For the 6 month period following the Closing Date, if Buyer or any of its Affiliates directly or indirectly retains the services of any Business Employee to whom Seller paid the Severance Amount because the employment of such Business Employee was terminated, Buyer shall immediately reimburse Seller for the Severance Amount, except to the extent (a) that such Business Employee applies for employment with Buyer in response to a general solicitation or posting by Buyer of an open position, or (b) such Business Employee was not solicited by Buyer.

(f)
Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any employee for any definite period following the Closing Date, and (ii) nothing in this Agreement shall preclude Buyer from altering, amending, or terminating any of its welfare benefit plans, or the participation of any of its employees in such welfare benefit plans, at any time.

(g)
No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason in respect of continued employment or new employment with Seller, the Company or Buyer or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, the Company or Buyer.

ARTICLE 8
CLOSING CONDITIONS

8.1	Seller's Closing Conditions
The obligation of Seller to proceed with the Closing is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(l)	Representations, Warranties, Covenants and Agreements.

(i)
The representations and warranties of Buyer contained in Section 3.3 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty); and

(ii)	The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(m)
Officer's Certificate. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the conditions set forth in Section 8.1(a) have been satisfied.

(n)
Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Buyer pursuant to Section 9.3.

(o)
No Action. On the Closing Date, no material Action (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any Governmental Authority of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion hereof.

(p)
Adjustments. The sum of the (i) reduction in the Purchase Price on account of the aggregate amount of all undisputed Title Defect Amounts, (ii) aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims, (iii) reduction in the Purchase Price on account of the aggregate amount of all undisputed Environmental Defect Amounts pursuant to Section 6.5 and the exclusion of Environmental Defect Properties pursuant to Section 6.7 and (iv) aggregate amount of Environmental Defect Amounts claimed by Buyer with respect to unresolved Deferred Environmental Adjustment Claims, shall not exceed [***] of the Purchase Price.

8.2	Buyer's Closing Conditions
The obligation of Buyer to proceed with the Closing is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(d)	Representations, Warranties, Covenants and Agreements.

(i)
The representations and warranties of Seller contained in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(w), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(h) and Section 3.2(j) (collectively, the “Flat Reps”) shall be true and correct on and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty);

(ii)
The representations and warranties of Seller contained in Section 3.1 and Section 3.2 (other than the Flat Reps) shall be true and correct on and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; and

(iii)	The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(e)
Officer's Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that the conditions set forth in Section 8.2(a) have been satisfied.

(f)
Closing Deliveries. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Seller pursuant to Section 9.2.

(g)
No Action. On the Closing Date, no material Action (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any Governmental Authority of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer resulting therefrom, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion hereof.

(h)
Adjustments. The sum of the (i) reduction in the Purchase Price on account of the aggregate amount of all undisputed Title Defect Amounts, (ii) aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims, (iii) reduction in the Purchase Price on account of the aggregate amount of all undisputed Environmental Defect Amounts pursuant to Section 6.5 and the exclusion of Environmental Defect Properties pursuant to Section 6.7 and (iv) aggregate amount of Environmental Defect Amounts claimed by Buyer with respect to unresolved Deferred Environmental Adjustment Claims, shall not exceed [***] of the Purchase Price.

(i)	Asset and Liability Transfer. The Asset and Liability Transfer shall have been completed in the manner set forth in Section 7.10.

ARTICLE 9
CLOSING

9.1	Closing
The Closing shall be held at 10:00 A.M., Mountain Time, at the offices of Davis Graham & Stubbs LLP, at 1550 17th Street, Suite 500, Denver, Colorado, on September 24, 2014 (the "Scheduled Closing Date"), or, if all of the conditions to Closing set forth in Article 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) as of such date, on the date that is five (5) days following satisfaction (or waiver) of such conditions, or at such other time or on such other date at such other place as Seller and Buyer may otherwise agree in writing (the day on which the Closing takes place being the "Closing Date").

9.2	Seller's Closing Obligations
At Closing, Seller shall:

(c)	execute and deliver the Assignment of Membership Interests in the form of Exhibit E duly executed by Seller, which Membership Interests shall be free and clear of all Liens;

(d)	execute and deliver a certificate of non-foreign status as described in Treasury Regulations § 1.1445-2(b)(2), substantially in the form attached hereto as Exhibit F;

(e)	execute and deliver the officer's certificate referred to in Section 8.2(b);

(f)
deliver copies of all consents and approvals of third parties, including Governmental Authorities, in form and content reasonably acceptable to Buyer, the granting or receipt of which are necessary for the consummation of the transactions contemplated by this Agreement;

(g)	deliver written resignations and mutual releases of the officers and managers of the Company, effective as of the Closing Date;

(h)	deliver evidence to the effect that the Company shall have been released as a guarantor under any instrument governing the terms of Seller's or its Affiliates' debt instruments;

(i)	deliver a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements made by Seller or its Affiliates affecting the Subject Assets;

(j)	execute and deliver the Parent Guaranty;

(k)	execute and deliver joint instructions to the Escrow Agent regarding the Cash Deposit as agreed to by Seller and Buyer pursuant to Section 2.4, Section 5.5 and Section 6.8; and

(l)	execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.

9.3	Buyer's Closing Obligations
At Closing, Buyer shall:

(a)	pay the Closing Amount by wire transfer of immediately available funds and as otherwise described in ARTICLE 2;

(b)	execute and deliver, or cause to be executed and delivered, to Seller the officer's certificate of Buyer referred to in Section 8.1(b);

(c)	execute and deliver joint instructions to the Escrow Agent regarding the Cash Deposit as agreed to by Seller and Buyer pursuant to Section 2.4, Section 5.5 and Section 6.8; and

(d)	execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyer to Seller at the Closing.
ARTICLE 10
SURVIVAL

10.1	Survival
No representation, warranty, covenant or agreement made herein shall survive the Closing except as provided in this Section 10.1. Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the Closing or such later date after Closing as is expressly stipulated in this Section 10.1 for the survival thereof. Following the Closing or such later date stipulated in this Section 10.1 for the survival thereof, such representation, warranty, covenant or agreement shall not form the basis for or give rise to any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following the Closing or such later date stipulated in this Section 10.1 for survival. It is expressly agreed that the terms and provisions of (a) ARTICLE 3 shall survive for twelve (12) months following the Closing, except that (i) Section 3.1(i) shall survive the Closing until sixty (60) days following the expiration of the applicable statutes of limitations (including extensions) for the subject Taxes and (ii) Seller's representations and warranties set forth set forth in Section 3.1(a), Section 3.1(b), Section 3.1(m), Section 3.1(w), Section 3.1(x), Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(i) (the "Fundamental Representations") and Buyer representations and warranties set forth in Section 3.3 shall, in each case, survive the Closing indefinitely, (b) Section 2.5, Section 2.6, Section 4.2, ARTICLE 5, ARTICLE 6, ARTICLE 10, ARTICLE 11, ARTICLE 12, ARTICLE 14, and Buyer's indemnity and hold harmless of the Seller Indemnified Parties under Section 4.1, shall survive the Closing indefinitely or for such shorter period of time as may be stipulated in such provisions and (c) the covenants contained herein shall survive in accordance with their terms. In addition, the definitions set forth in Appendix A to this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section 10.1 shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.

10.2	Acknowledgement of Limitation of Recovery
Both Parties acknowledge that the limitations on survival in Section 10.1 are a contractual statute of limitations that limits such Party's ability to make a claim against the other Party or, with respect to Buyer, the Company, which such Party may otherwise have available under Law.

ARTICLE 11
LIMITATIONS

11.1	Disclaimer of Warranties
NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE PURSUANT TO THE GENERAL CONVEYANCE, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, SELLER'S INTEREST IN THE COMPANY AND THE ASSETS OF THE COMPANY ARE BEING TRANSFERRED AS IS AND WHERE IS AND WITH ALL FAULTS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (a) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (i) THE CONDITION OF THE SUBJECT ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE SUBJECT ASSETS) OR (ii) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY PERSON; AND (b) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT SELLER'S INTEREST IN THE COMPANY AND THE ASSETS OF THE COMPANY ARE BEING TRANSFERRED TO AND ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

11.2	Damages
NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE AMOUNT SPECIFICALLY STIPULATED IN SECTION 13.2, THE RECOVERY BY ANY PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY ANOTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE EXPRESS TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (a) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an Affiliate of any of the foregoing and (b) such damages are recovered against an Indemnified Person by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an Affiliate of any of the foregoing. This Section 11.2 shall operate only to limit a Party's liability and shall not operate to increase or expand any contractual obligation of a Party or cause any contractual obligation of a Party to survive longer than provided in Section 10.1.
ARTICLE 12
INDEMNIFICATION

12.1	Indemnification By Buyer
FROM AND AFTER THE CLOSING, SUBJECT TO THE LIMITATIONS OF SECTION 10.1 AND ARTICLE 11, BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL (a) ASSUMED LIABILITIES INCURRED BY OR ASSERTED AGAINST ANY OF THE SELLER INDEMNIFIED PARTIES, INCLUDING ANY ASSUMED LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE COMPANY OR ANY SELLER INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY (SO LONG AS SUCH ASSUMED LIABILITIES ARE NOT COVERED LIABILITIES FOR WHICH BUYER IS ENTITLED TO INDEMNIFICATION PURSUANT TO SECTION 12.2), AND (b) COVERED LIABILITIES RESULTING FROM ANY MISREPRESENTATION, BREACH OF ANY REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF BUYER INCLUDED IN THIS AGREEMENT OR THE CERTIFICATES DELIVERED UNDER SECTION 8.2(b).

12.2	Indemnification By Seller
FROM AND AFTER THE CLOSING, SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE BUYER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL (a) RETAINED LIABILITIES AND (b) COVERED LIABILITIES (i) RESULTING FROM EXCLUDED ENVIRONMENTAL DEFECT PROPERTIES UNDER SECTION 6.5 OR SECTION 6.7, AND (ii) SUBJECT TO THE PROVISIONS OF SECTION 10.1, SECTION 12.3, AND ARTICLE 11, RESULTING FROM ANY MISREPRESENTATION, BREACH OF ANY REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF SELLER INCLUDED IN THIS AGREEMENT OR THE CERTIFICATES DELIVERED UNDER SECTION 8.1(b).

12.3	Indemnification and Defense Procedures
A Person that desires to make a claim for indemnification under this ARTICLE 12 is herein referred to as an "Indemnified Person" and the Party from which indemnification is sought under this ARTICLE 12 is herein referred to as the "Indemnifying Party." All claims for indemnification under this ARTICLE 12 shall be asserted and resolved as follows:

(a)
If a third party claim is asserted against an Indemnified Person for which the Indemnified Person desires to seek indemnification from an Indemnifying Party (an "Indemnified Claim"), then the Indemnified Person shall promptly transmit to the Indemnifying Party a written notice ("Claim Notice") (i) notifying such Indemnifying Party of such Indemnified Claim and requesting indemnity,

(ii) setting forth the full name, address for all notices and the authorized representatives of such Indemnified Person with respect to such Indemnified Claim, and (iii) describing in reasonable detail the nature of the Indemnified Claim, including a copy of all papers served with respect to such Indemnified Claim (if any) and the basis of such request for indemnification hereunder. Failure to provide such Claim Notice promptly shall not affect the right of the Indemnified Person to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby; provided that the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Person with respect to a third party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the Indemnified Person. Within thirty (30) days after receipt of any Claim Notice (the "Election Period") from a Party, the Indemnifying Party shall notify the Indemnified Person (A) whether the Indemnifying Party disputes its obligation to indemnify the Indemnified Person with respect to such third party claim and (B) whether the Indemnifying Party desires to defend the Indemnified Person against such third party claim; provided that, if the Indemnifying Party fails to so notify the Indemnified Person during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third party claim.

(b)
If the Indemnifying Party notifies the Indemnified Person within the Election Period that the Indemnifying Party (i) does not dispute its liability to indemnify the Indemnified Person and (ii) elects to assume the defense of such Indemnified Person with respect to such third party claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such third party claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 12.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement (or settle or compromise any such third party claim in a manner) which provides for or results in any payment by or liability of the Indemnified Person of or for any damages or other amount, any Lien on any property of the Indemnified Person, any finding of responsibility or liability on the part of the Indemnified Person or any sanction or restriction upon the conduct of any business by the Indemnified Person without the Indemnified Person's express written consent, which consent shall not be unreasonably withheld. The Indemnified Person is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Person shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not reasonably expected to be prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any such third party claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Party, if the Indemnified Person is a Buyer Indemnified Party, or a Seller Indemnified Party, if the Indemnified Person is a Seller Indemnified Party). The Indemnified Person may participate in, but not control, any defense or settlement of any third party claim controlled by the Indemnifying Party pursuant to this Section 12.3(b), and the Indemnified Person shall bear its own costs and expenses with respect to such participation. The prosecution of the defense of a third party claim with reasonable diligence shall include the taking of such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of the property of the Indemnified Person for payment of such third party claim.

(c)
If the Indemnifying Party (i) fails to notify the Indemnified Person within the Election Period that the Indemnifying Party elects to defend the Indemnified Person pursuant to Section 12.3(b) or (ii) elects to defend the Indemnified Person pursuant to Section 12.3(b) but fails to prosecute the defense of (or to settle) the third party claim with reasonable diligence, then the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), the third party claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Person to a final conclusion or settled. The Indemnified Person shall have full control of such defense and proceedings; provided, however, that the Indemnified Person may not enter into any compromise or settlement of such third party claim, without the Indemnifying Party's express written consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 12.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)
If an Indemnified Person desires to seek indemnification from an Indemnifying Party for a claim or other matter which does not involve a third party claim, then the Indemnified Person shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of such claim or other matter, the Indemnified Person's reasonable estimate of the amount of damages attributable to such claim or other matter and the basis for the Indemnified Person's entitlement to indemnification. Unless the Indemnifying Party notifies the Party who sent such notice within thirty (30) days from its receipt of such notice that the Indemnifying Party disputes such claim for indemnity, the Indemnifying Party shall be deemed to have accepted and agreed to such claims.

12.4	Seller's General Liability Limitation

(i)	Notwithstanding anything contained to the contrary in this Agreement:

(i)
Seller shall not be required to indemnify any Person under Section 12.2(b)(ii) with respect to a breach of any representation or warranty made by Seller in this Agreement (other than the representations and warranties set forth in Section 3.1(i) and the Fundamental Representations) unless the amount which would otherwise be payable by Seller thereunder with respect to the breach or series of related breaches of any such representation and warranty exceeds a fifty thousand dollar ($50,000) threshold per event or circumstance.

(ii)
In no event shall Seller's aggregate liability arising out of or relating to Section 12.2(b)(ii) with respect to a breach by Seller of any representation or warranty made by Seller in this Agreement (other than the representations and warranties set forth in Section 3.1(i) and the Fundamental Representations) exceed an amount equal to [***].

(iii)
Seller shall not be required to indemnify any Person under Section 12.2(b)(ii) with respect to a breach of any representation or warranty made by Seller in this Agreement (other than the representations and warranties set forth in Section 3.1(i) and the Fundamental Representations) unless the aggregate amount which would otherwise be payable by Seller thereunder with respect to all breaches of any such representations and warranties exceeds an amount equal to [***] (the "Deductible Amount"), and in such event, Seller shall be responsible for only the amount in excess of the Deductible Amount.

(j)	The amount to which a Buyer Indemnified Party may become entitled under Section 12.2 shall be net of any actual recovery (whether by way of payment, discount, credit, off‑set or otherwise)

received from a third party (including any insurer) less any cost associated with receiving such recovery in respect of a claim.

12.5	Exclusive Remedy
Seller and Buyer acknowledge and agree that from and after the Closing, the indemnification provisions of this ARTICLE 12 and those obligations contained in the Parent Guaranty are the sole and exclusive remedy of Seller and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller or Buyer under this Agreement or confirmed in any certificate delivered pursuant hereto, and Seller does hereby release, acquit and forever discharge all Buyer Indemnified Parties and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Parties from any such other remedies; provided, however, that either Party shall be entitled to pursue all remedies available at Law or in equity (including specific performance and injunctive relief without the necessity of posting bond) for any breach by the other Party of the provisions of Section 4.2(b) or Section 4.2(c), as the case may be.

12.6	Determination of Damages Related to Breach
Notwithstanding anything contained herein to the contrary, for purposes of determining the amount of liabilities associated with a breach of any representation or warranty by any Party hereunder (but not for purposes of determining whether a breach has occurred), the representations and warranties of such Party shall, for purposes of this ARTICLE 12, be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning in such representation or warranty.

12.7	Recovery
In the event Covered Liabilities suffered by an Indemnified Party are recoverable under more than one provision of this Agreement, such Indemnified Party will only be permitted to recover with respect to any particular Covered Liabilities suffered by it one time as it is the Parties' intent that once any particular Covered Liabilities have been recovered by a particular Indemnified Party under one provision, such Covered Liability no longer exists with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Covered Liabilities under another provision would constitute unintended and prohibited "double" recovery. No Buyer Indemnified Party shall be entitled to any claim for Covered Liabilities under Section 12.2 arising from claims based on the determination of the Final Settlement Statement, as it is the intent that the procedures set forth in Article 2 be the exclusive remedy for such claims.
ARTICLE 13
TERMINATION; REMEDIES

13.1	Termination

(d)	Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(iii)	By the mutual written agreement of Seller and Buyer; or

(iv)
If the Closing has not occurred by 5:00 P.M., Mountain Time, on October 31, 2014 (the "Termination Effective Time"), then (A) by Seller if any condition specified in Section 8.1 has not (1) been satisfied on or before the Termination Effective Time or (2) been waived by Seller, or (B) by Buyer if any condition specified in Section 8.2 has not (1) been satisfied on or before the Termination Effective Time or (2) been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such time did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party that is required to be fulfilled on or prior to the Closing.

(v)
By Seller, if on the Scheduled Closing Date (A) Seller is not then in material breach of any provision of this Agreement and (B) Buyer shall have breached its representations, warranties, covenants or agreements contained in this Agreement, which breach results in the failure of a condition set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(c), and (1) such breach cannot by its nature be cured prior to the Termination Effective Time, or (2) Buyer fails to initiate action to cure such breach within 7 days following receipt of written notice from Seller; or

(vi)
By Buyer, if on the Scheduled Closing Date (A) Buyer is not then in material breach of any provision of this Agreement or the Deposit Escrow Agreement and (B) Seller shall have breached its representations, warranties covenants or agreements contained in this Agreement, which breach results in the failure of a condition set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c) or Section 8.2(f), and (1) such breach cannot by its nature be cured prior to the Termination Effective Time, or (2) Seller fails to initiate action to cure such breach within 7 days following receipt of written notice from Buyer;

(e)
Effect of Termination. In the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, written notice thereof shall forthwith be given by the terminating Party to such other Party, and this Agreement shall thereupon terminate; provided, however, that Section 7.3, Section 13.2, ARTICLE 11 and ARTICLE 14 shall survive such termination. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

13.2	Remedies

(e)
General. Except as set forth in Section 14.5 or this Section 13.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

(f)	Seller's Remedies.

(iii)
Notwithstanding anything herein provided to the contrary, if this Agreement is validly terminated by Seller pursuant to (i) Section 13.1(a)(ii)(A) due to the failure of the conditions in Section 8.1(a), Section 8.1(b), or Section 8.1(c) to have been satisfied, or Section 13.1(a)(iii), Buyer and Seller shall promptly, and in any event within two (2) Business Days following such termination, deliver written instructions to the Escrow Agent directing the Escrow Agent to disburse the Cash Deposit, together with all interest earned thereon, to Seller.

(iv)	In the event that Seller shall receive the Cash Deposit pursuant to Section 13.2(b)(i) then (A) the receipt of the Cash Deposit shall (i) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Seller or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination and (ii) except as set forth in the proviso below, upon Seller's receipt of the Cash Deposit, be the sole and exclusive remedy of Seller and its Affiliates against the Buyer Indemnified Parties for any loss or damage suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, under the Commitment Letter or otherwise and (B) except as set forth in the proviso below, none of the Buyer Indemnified Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, if Buyer Willfully Breaches this Agreement in a manner causing a failure of a closing condition in Section 8.1, Seller shall be entitled to retain the Cash Deposit and pursue compensation from Buyer for any and all losses or damages suffered or incurred by Seller or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, provided that the Seller’s right to recovery in such circumstance shall be limited to [***], with such amount to be offset by the Cash Deposit. Notwithstanding the foregoing, Buyer shall continue to be bound by its obligations set forth in ARTICLE 4 after any termination by any Party, and Seller shall be entitled to pursue all remedies available at Law or in equity (including specific performance and injunctive relief without the necessity of posting bond) for any breach by Buyer of such obligations.

(g)	Buyer's Remedies. Notwithstanding anything herein provided to the contrary:

(vii)
If this Agreement is terminated by any Party pursuant to Section 13.1(a), Buyer shall be entitled to receive the Cash Deposit free and clear of any claims by Seller thereto and Buyer and Seller shall promptly, and in any event within two (2) Business Days following such termination, deliver written instructions to the Escrow Agent directing the Escrow Agent to disburse the Cash Deposit to Buyer; provided, however, that if Seller is entitled to receive the Cash Deposit pursuant to Section 13.2(b), then Buyer shall not be entitled to receive the Cash Deposit; and

(viii)
If Buyer has the right to terminate this Agreement pursuant to (A) Section 13.1(a)(ii)(B) due to the failure of the conditions in Section 8.2(a), Section 8.2(b), Section 8.2(c) or Section 8.2(f) to have been satisfied, or (B) Section 13.1(a)(iv), then Buyer, at its sole option, may either (I) seek to enforce specific performance of this Agreement or (II) pursue compensation in the form of monetary damages provided that there has been a material breach by Seller under this Agreement; provided, however, that any damages payable to Buyer under this Section 13.2(c) will be limited to [***]; provided, further, if Seller breaches Section 7.11 or Willfully Breaches the Agreement in a manner causing a failure of a closing condition in Section 8.2, Buyer’s damages for any and all losses or damages suffered or incurred by Buyer or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination shall be limited to [***].

ARTICLE 14
MISCELLANEOUS

14.1	Counterparts
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to such other Party.

14.2	Notices
Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (a) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (b) sent by facsimile, with "answer back" or other "advice of receipt" obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by facsimile after 5:00 P.M. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt.
Notices to Seller shall be addressed as follows:

Baytex Energy USA LLC
c/o Baytex Energy Corp.
Centennial Place, East Tower
2800, 520 – 3rd Avenue SW
Calgary, Alberta T2P 0R3
Attention: General Counsel
Facsimile: (587) 952-3029

With copy (which shall not constitute notice) to:
Baytex Energy USA LLC
600 17th Street, Suite 1600

Denver, CO 80202

Attention: Tim Morris

Facsimile: (303) 825-2790

or at such other address or to such other facsimile number and to the attention of such other Person as Seller may designate by written notice to Buyer.
Notices to Buyer shall be addressed to:

SM ENERGY COMPANY
1775 Sherman Street, Suite 1200
Denver, CO 80203
Attention: Herb Vogel
Facsimile: 303.864.2598

With copy (which shall not constitute notice) to:

SM ENERGY COMPANY
1775 Sherman Street, Suite 1200
Denver, CO 80203
Attention: David W. Copeland
Facsimile: 303.864.2598

or at such other address or to such other facsimile number and to the attention of such other Person as Buyer may designate by written notice to Seller.

14.3	Governing Law; Venue; Jurisdiction.

(g)
THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(h)
The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Denver, Colorado, with respect to any matter under this Agreement shall be binding.

(i)
To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.3(b).

(j)	EACH PARTY AGREES THAT IT HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

14.4	Entire Agreement
This Agreement, the Appendix, Exhibits and Schedules hereto, the Confidentiality Agreement and the Deposit Escrow Agreement contain the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to herein. The headings herein are for convenience only and shall have no significance in the interpretation hereof.

14.5	Expenses
Buyer shall be responsible for all recording, filing or registration fees relating to the filing, recording or registration of any instruments transferring title to the Membership Interests to Buyer from Seller. All other costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including attorneys' fees, accountant fees and the expense of title examination, shall be borne by the Party incurring same. Any recordation fees incurred in connection with the transfer of the Subject Assets to the Company pursuant to Section 7.10 shall be borne 100% by Buyer.

14.6	Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, the respective rights and obligations of the Parties shall not be assignable or delegable by any Party without the express written consent of each non-assigning or non-delegating Party. Any purported assignment or delegation without such consent is void.

14.7	Amendments and Waivers
This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

14.8	Attorneys' Fees
The substantially prevailing Party or Parties in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-substantially prevailing Party or Parties.

14.9	Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.10	Appendix, Schedules and Exhibits
The Appendix and all Schedules and Exhibits hereto which are referred to herein are hereby made a part of this Agreement and incorporated herein by such reference.

14.11	Interpretation
It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions that this Agreement contemplates. In construing this Agreement:

(a)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)	the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

(c)
a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)
each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;

(e)	the term "cost" includes expense and the term "expense" includes cost; and

(f)	all references to "dollars" or "$" shall be deemed references to United States dollars.

14.12	Agreement for the Parties' Benefit Only
Except to the extent provided in ARTICLE 12, this Agreement is for the sole benefit of Buyer and Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third party beneficiary of this Agreement. Any Indemnified Person which is a third Person shall be indemnified and held harmless under the terms of this Agreement only to the extent that a Party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third Person Indemnified Person pursuant to ARTICLE 12; and no Party shall have any direct liability or obligation to any third Person or be liable to any third Person for any election or non-election or any act or failure to act under or in regard to any term of this Agreement. Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by Buyer or Seller, as the case may be.

14.13	No Recordation
Without limiting any Party's right to file suit to enforce its rights under this Agreement, the Parties expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof; provided, however, that any Party shall have the right to file all or any part of this Agreement (including any document executed by any of the Parties in connection herewith) with the SEC in connection with any filing that a Party in good faith believes is required by Law or any national securities exchange.

14.14	Time of Essence
Time is of the essence in this Agreement. If the date specified in this Agreement for giving notice or taking action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required is given or action taken) shall be the next day which is a Business Day.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties on the day first above written to be effective as of the Effective Time.

SELLER BAYTEX ENERGY USA LLC
By:
Name: Timothy R. Morris Title: Vice President

BUYER SM ENERGY COMPANY
By:
Name: Javan D. Ottoson Title: President and Chief Operating Officer

Signature Page to
Purchase Agreement

APPENDIX A
Attached to and made part of that certain
Purchase Agreement, dated July 29, 2014,
by and among Baytex Energy USA LLC, as Seller,
SM Energy Company, as Buyer

DEFINITIONS
"Action" shall mean any action, suit or other proceeding by or before any Governmental Authority or any arbitration proceeding before any arbitral tribunal.
"Adjusted Purchase Price" shall be as defined in Section 2.2.
"Adjustment Period" shall be as defined in Section 2.5(c).
"Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.
"Agreement" shall be as defined in the Preamble.
"Allocated Value" shall be as defined in Section 5.2(b).
"Allocation Schedule" shall be as defined in Section 7.9(f).
"Allocation Amount" shall be as defined in Section 7.9(f).
"Asset and Liability Transfer" shall be as defined in Section 7.10(a).
"Asset Taxes" shall mean all Property Taxes and Severance Taxes.
"Assumed Liabilities" shall mean (i) all Covered Liabilities arising out of or attributable to (a) the ownership, use, construction, maintenance or operation of the Subject Assets after the Effective Time, (b) the obligation to plug and abandon any well included in the Subject Assets (whether arising prior to or after the Effective Time) and (c) the obligation to properly pay and disburse the funds comprising the Suspense Funds to the proper Person, irrespective of whether such Suspense Funds are attributable to oil, gas or other hydrocarbons produced from the Subject Interests before or after the Effective Time, and (ii) all Environmental Liabilities, known or unknown, arising out of or attributable to the ownership, use, construction, maintenance or operation of the Subject Assets at any time (whether arising prior to or after the Effective Time).
"Assumption Agreement" shall be as defined in Section 7.11(c).
"Bakken Drillsite Spacing Unit" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Bakken Pool" means that interval from fifty (50) feet above the upper Bakken shale being the top of the Bakken Pool, being  the stratigraphic equivalent of  8,569 feet (as measured from the Kelly Bushing), to one hundred (100) feet below the top of the Three Forks formation, measured at a depth of 8,823 feet (as measured from the Kelly Bushing), being the base of the Bakken Pool, as measured depth in the Dual Laterolog MSFL, Gearhart Logging, Run 1, logged October 3, 1985 in the No. 1 Knudsvig 14-1 well, located 660 feet south and 660 feet west, Section 1, Township 161 North, Range 100 West, Divide County, North Dakota, API #33023003560000.
"Business" means the ownership and operation of the Subject Assets.
"Business Day" shall mean any day that is not a Saturday, Sunday or legal holiday recognized by the State of Colorado, the Province of Alberta or the United States of America.
"Buyer Indemnified Parties" shall mean Buyer, Buyer's Affiliates and each of Buyer's and its Affiliate's respective past, present and future partners, directors, officers, employees, consultants, agents and other representatives.
"Buyer" shall be as defined in the Preamble.
"Cash Deposit" shall be as defined in Section 2.3.
"Casualty Loss" shall be as defined in Section 7.7.
"Claim Notice" shall be as defined in Section 12.3(a).
"Closing" shall mean the consummation of the transactions contemplated by ARTICLE 9.
"Closing Amount" shall be as defined in Section 2.4.
"Closing Date" shall be as defined in Section 9.1.
"Closing Time" shall be as defined in Section 2.5(c).
"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Company" shall be as defined in the Recitals.
"Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated May 30, 2014, by and between Seller and Buyer.
"Contracts" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Control" shall mean the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and "Controlled by" and "Controlling" have the meaning correlative thereto.
"Covered Liabilities" shall mean any and all debts, losses, liabilities, duties, claims (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), Taxes, fees, penalties, costs and expenses (including any attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.
"Deductible Amount" shall be as defined in Section 12.4(a)(iii).
"Defect Notice Date" shall be as defined in Section 5.2(a).
"Defensible Title" shall mean such title of the Seller to a Property Subdivision that:

(a)
with respect to each Well and Bakken Drillsite Spacing Unit described on Part II(A) of Exhibit A, entitles the Company to receive not less than the applicable Net Revenue Interest specified for such Property Subdivision in Part II(A) of Exhibit A;

(b)
with respect to each Well and Bakken Drillsite Spacing Unit described on Part II(A) of Exhibit A, obligates the Company to bear the Working Interest of such Property Subdivision in an amount not greater than the Working Interest specified for such Property Subdivision in Part II(A) of Exhibit A; and

(c)	with respect to each Property Subdivision, is free and clear of all Liens, except for Permitted Encumbrances.
"Deferred Adjustment Claim" shall be as defined in Section 5.5(a).
"Deferred Environmental Adjustment Claim" shall be as defined in Section 6.8(a).
"Deferred Matters Date" shall be as defined in Section 5.5(a).
"Deposit Escrow Agreement" shall be as defined in Section 2.3.
"Effective Time" shall mean 7:00 A.M. at the location of the Subject Assets on July 1, 2014.
"Election Period" shall be as defined in Section 12.3(a).
"Environmental Arbitrator" shall be as defined in Section 6.8(b).
"Environmental Defect" shall be as defined in Section 6.1.
"Environmental Defect Adjustment" shall be as defined in Section 6.5(a).
"Environmental Defect Amount" shall be as defined in Section 6.1.
"Environmental Defect Deductible" shall be as defined in Section 6.6.
"Environmental Defect Notice" shall be as defined in Section 6.2.
"Environmental Defect Properties" shall be as defined in Section 6.1.
"Environmental Laws" shall mean all Laws pertaining to pollution, remediation of contamination, protection of the environment and natural resources, and restoration of environmental quality, including the following federal statutes and the regulations promulgated thereunder: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980; (b) the Emergency Planning and Community Right-to-

Know Act; (c) the Resource Conservation and Recovery Act; (d) the Clean Air Act; (e) the Clean Water Act; (f) the Safe Drinking Water Act; and (g) the Toxic Substances Control Act; and any state or local laws and regulations similar thereto, as each of the foregoing has been amended and is in effect on the Defect Notice Date.
"Environmental Liabilities" means all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, supplemental environmental projects in lieu of any fines, penalties or sanctions, and interest incurred as a result of any claim or demand by any Person or in response to any violation of or liability under Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a release or threatened release of, or exposure to, Hazardous Materials and/or NORM, including all obligations and liabilities, known or unknown, with respect to the Subject Assets, relating to on- or off-site ground water, surface water, sediment, or soil in accordance with applicable agreements and Laws, including any obligations to pay for or perform the assessment, remediation, removal or disposal of NORM, asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, produced waters and hydrocarbons, hazardous substances, or other liabilities arising under or relating to Environmental Laws or environmental obligations in applicable agreements with respect to the Subject Assets.
"Environmental Permits" shall be as defined in Section 3.1(l)(i)(B).
"Equipment" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Escrow Account" shall be as defined in Section 2.3.
"Escrow Agent" shall be as defined in Section 2.3.
"Excluded Environmental Adjustment" shall be as defined in Section 6.7.
"Final Settlement Date" shall be as defined in Section 2.6.
"Final Settlement Statement" shall be as defined in Section 2.6.
"Flat Reps" shall be as defined in Section 8.2(a).
"Fundamental Representations" shall be as defined in Section 10.1.
"General Conveyance" shall be as defined in Section 7.11(c).
"Governmental Authority" shall mean the United States of America and Canada, and any state, province, county, municipality or other governmental subdivision thereof, and any court or any governmental department, commission, board, bureau, agency or other instrumentality thereof.
"Hazardous Materials" shall mean petroleum substances (including crude oil and any components, fractions, by-products or derivatives thereof), exploration and production wastes, any substance defined or regulated as a hazardous substance, toxic substance, hazardous waste, hazardous material, radioactive material, radioactive waste, pollutant, or contaminant by any Environmental Law, including asbestos, polychlorinated biphenyls, and naturally occurring radioactive materials, and any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.
"Hedge Agreement" means any and all transactions, agreements or documents now existing or hereafter entered into, which provide for an interest rate, credit or commodity swap, cap, floor, collar or any combination of, or option with respect to, these or similar transactions.
"Hydrocarbon Interests" shall mean (a) mineral servitudes and leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including any sublease, farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.
"Imbalance" shall mean any imbalance at the wellhead between the amount of oil, gas or other hydrocarbons produced from a well and allocable to the interests of the Company therein and the production from the relevant well to which the Company is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
"Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above, and (d) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (a), (b), or (c).
"Indemnified Claim" shall be as defined in Section 12.3(a).
"Indemnified Person" shall be as defined in Section 12.3.
"Indemnifying Party" shall be as defined in Section 12.3.
"Independent Accounting Firm" shall be as defined in Section 2.6.
"Intended Tax Treatment" shall be as defined in Section 7.9(a).
"Knowledge" shall mean the actual knowledge (excluding any imputed or implied knowledge of any kind) of any fact, circumstance or condition by Dan Anderson, Tim Morris, Randy Verret, and Wayne King.
"Lands" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.

"Law" shall mean any applicable statute, law (including the common law), ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.
"Leases" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Lien" shall mean any mortgage, pledge, lien, security interest, or other encumbrance.
"Material Adverse Effect" shall mean any result, consequence, condition or matter which (a) materially adversely affects the Subject Assets, taken as a whole, or the ownership, operations, results of operations or the value of the Subject Assets, taken as a whole (after taking into account, in each case, any insurance, condemnation award, indemnity and other recoveries payable in respect thereof) or (b) materially impairs, prevents or delays Seller's ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided that the following shall not be deemed to constitute a Material Adverse Effect: any effect resulting from (i) any change in economic, industry, financial, market, political, general or regional conditions, (ii) any change in Law, regulatory policy or accounting rules, (iii) entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (iv) any matter, contract or agreement set forth on an exhibit or schedule hereto as of the date hereof or (v) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism.
"Material Contract" shall mean, to the extent binding upon the Subject Assets or the Company from and after Closing, any contract or agreement which is one or more of the following types:

(a)	Any contract or agreement with any Affiliate of Seller or the Company;

(b)
Any contract or agreement for the sale, purchase, exchange, processing, marketing, transportation, or other disposition of oil, gas or other hydrocarbons which is not cancelable without penalty on sixty (60) days or less prior written notice;

(c)
Any contract or agreement that creates any area of mutual interest or similar provision with respect to the Subject Interests or any other material Subject Asset or contains any restrictions on the ability of the Company or its assigns to compete with any other Person;

(d)
Any contract or agreement that is binding upon Seller or the Company to sell, lease, farmout or otherwise dispose of any interest in any of the Subject Interests or any other material Subject Asset after the date hereof, other than conventional rights of reassignment arising in connection with the Company's surrender or release of any of the Subject Assets;

(e)	Any contract or agreement for the lease or rental to the Company of compressors which is not cancellable without penalty on sixty (60) days or less prior written notice;

(f)	Any drilling contract, joint operating agreement, exploration agreement, fracturing agreement, development agreement, participation agreement or similar agreement to which the Company is a party;

(g)	Any contract or agreement that is a seismic or other geophysical acquisition agreement or license to which the Company is a party;

(h)
Any contract or agreement that contains any rights allowing a third party to participate in any sales or purchases of any of the Subject Interests or any other material Subject Asset that are triggered by or applicable to the transactions contemplated by this Agreement;

(i)	Any contract or agreement that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial instrument; and

(j)
Except for (i) Subject Interests, (ii) operating, unitization, pooling and communitization agreements and (iii) contracts and agreements of the nature described in clauses (a) through (i) above, any contract or agreement that (A) could reasonably be expected to result in aggregate revenues to the Company of more than Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) during the current or any subsequent calendar year or (B) obligate the Company to make payments of more than Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) during the current or any subsequent calendar year.

"Membership Interest" shall mean the rights of Seller as a Member under the Limited Liability Company Agreement of the Company to be entered into by the Seller prior to the Closing.
"Net Revenue Interest" shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property Subdivision, after giving effect to all royalties, overriding royalties, production payments, net profits interests and other burdens.
"NORM" shall mean naturally occurring radioactive material.
"Organizational Documents" means, the Certificate of Formation and the Operating Agreement of the Company attached hereto as Exhibit G.
“Parent Guaranty” means the guaranty of Seller’s indemnity obligations hereunder, in the form attached hereto as Exhibit F, to be entered into by Baytex Energy Corp. and Buyer at the Closing.
"Party" and "Parties" shall be as defined in the Preamble.
"Permits" shall be as defined in Section 3.1(e).
"Permitted Encumbrances" shall mean any of the following matters:

(a)	All agreements, instruments, documents, Liens, and other matters which are described in Schedule A-1;

(b)
Any (i) undetermined or inchoate Liens constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Subject Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar Liens for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Subject Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

(c)	Any Liens for Taxes not yet delinquent;

(d)	Any Liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

(e)
Any easements, rights-of-way, servitudes, Permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with the operation of the portion of the Subject Assets burdened thereby;

(f)
All Liens, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Subject Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Subject Asset;

(g)	Any encumbrance, title defect or other matter (whether or not constituting a Title Defect) cured by Seller or waived or deemed waived by Buyer pursuant to ARTICLE 5;

(h)
All Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Subject Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Subject Assets; (iii) to use any Subject Asset in a manner which does not materially impair the use or value of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Subject Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(i)	The terms and conditions of the Subject Interests, Surface Contracts, Permits, and Contracts;

(j)
Other than such rights that have already been triggered, rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

(k)	All consents and approvals of or filings with applicable Governmental Authorities in connection with assignments of the Subject Interests or other material Subject Assets.
"Person" shall mean any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity or organization.
"Preference Right" shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Subject Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment, encumbrance or other transfer of any Subject Asset or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
"Preliminary Settlement Statement" shall be as defined in Section 2.5(a).
"Property Expenses" shall be as defined in Section 2.5(c).
"Property Subdivision" shall mean each Bakken Drillsite Spacing Unit or Well described or referenced in Part II(A) of Exhibit A.

"Property Taxes" shall mean all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Subject Assets or based upon or measured by the ownership of the Subject Assets, but not including Income Taxes, Severance Taxes, or Transfer Taxes.
"Purchase Price" shall be as defined in Section 2.2.
"Records" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Release" shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
"Remediation" or "Remediate" shall mean investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws with respect to soil, land surface, groundwater, sediment, surface water, the ambient environment or subsurface strata or otherwise for the protection of human health and the environment or to restore a property or operation to compliance with Environmental Laws.
"Retained Liabilities" means all Seller’s Covered Liabilities arising out of or attributable to the ownership, use, construction, maintenance or operation of any assets other than the Subject Assets.
"SEC" shall mean the United States Securities and Exchange Commission or any successor to such agency.
"Securities Act" shall mean the Securities Act of 1933, as amended.
"Seller" shall be as defined in the Preamble.
"Seller Affiliated Group" means the affiliated group, as defined in Section 1504(a) of the Code, of which Seller is a member.
"Seller Indemnified Parties" shall mean Seller, Seller's Affiliates and each of Seller's and its Affiliate's respective past, present and future shareholders, directors, officers, employees, consultants, agents and other representatives.
"Seller Marks" shall be as defined in Section 7.8.
"Seller Title Credit" shall be as defined in Section 5.4(a).
"Seller Title Credit Amount" shall be as defined in Section 5.4(a).
"Seller Title Credit Notice" shall be as defined in Section 5.2(a).
"Settled Asset Taxes" shall be as defined in Section 7.9(c).
"Settled Property Taxes" shall be as defined in Section 7.9(b)(i).
"Settled Severance Taxes" shall be as defined in Section 7.9(c).

“Severance Amount” means, with respect to the Business Employees, the amounts set forth on a schedule provided to Buyer by Seller on the Execution Date.
"Severance Taxes" shall mean all extraction, production, gross production, excise, net proceeds, severance, windfall profit, and all other similar Taxes, and any penalties, additions to such Taxes, and interest levied or assessed thereon, with respect to the Subject Assets that are based upon or measured by the production of hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.
"Subject Assets" shall mean all of the Company's right, title, and interest in and to the following assets and properties:

(a)	all Hydrocarbon Interests, other properties and interests described in Part I of Exhibit A (the "Leases") and the lands covered by, pooled or unitized with or subject to the Leases (the "Lands");

(b)	all oil, gas, water or injection wells located on the Leases and Lands, including those described in Part IV of Exhibit A (the "Wells");

(c)
the Bakken Pool for those areas described on Part II(A) of Exhibit A as the "Bakken Drillsite Spacing Units". The Company's working interest as to the Bakken Pool for each Bakken Drillsite Spacing Unit are set forth under the column labeled Working Interest and the Company's Net Revenue interest as to the Bakken Pool are set forth under the column labeled Net Revenue Interest on Part II(A) of Exhibit A. The Working Interest and Net Revenue Interest for a Bakken Drillsite Spacing Unit are as of the Effective Time and shall not apply to Wells identified on Part IV of Exhibit A. The Bakken Drillsite Spacing Unit may or may not have been approved by the North Dakota Industrial Commission; however, the size and shape of the unit is materially consistent with such spacing as has been established and approved in the area;

(d)
all other Hydrocarbon Interests of the Company in, to or under, derived or subject to the Leases, Lands or Wells, even though such interests of the Company may be incorrectly described or referred to in, or a description thereof may be omitted from Part I of Exhibit A (such interests, together with the Leases, the Lands, the Wells, and the Bakken Drillsite Spacing Units, the "Subject Interests");

(e)
all surface leases, rights of way, easements and other rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands and other lands used in connection with the exploration, development or operation of the Subject Interests or the transportation, marketing or disposition of oil, gas or other hydrocarbons, water or other substance produced therefrom, including those described in Part III of Exhibit A (the "Surface Contracts");

(f)
all personal property used or held for use in connection with the exploration, development or operation of the Subject Interests or the transportation, marketing or disposition of hydrocarbons, water or other substance produced therefrom, including all equipment, machinery, vehicles (whether leased or owned) described in Part V of Exhibit A, materials, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, water disposal facilities, processing and separating facilities, compression facilities, gathering systems, casing, rods, tanks, boilers, tubing, pumps, motors, machinery, monitoring equipment, pipe, tubular goods, equipment inventory, fixtures and other tangible personal property and improvements and specifically including those described in Part V of Exhibit A (the "Equipment");

(g)	all other real and personal property located upon the Lands or lands covered by the Surface Contracts and used in connection with the exploration, development or operation of the Subject Interests;

(h)
all sales contracts, purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, drilling contracts, other service agreements, transportation, marketing, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, in each case, to the extent related to the exploration, development or operation of the Subject Interests or the transportation, marketing or disposition of oil, gas or other hydrocarbons, water or other substance produced therefrom, including, without limitation, the Material Contracts (the "Contracts");

(i)
all Permits and Environmental Permits with respect to the exploration, development or operation of the Subject Interests or the transportation, marketing or disposition of oil, gas or other hydrocarbons, water or other substance produced therefrom;

(j)
except to the extent transfer thereof may not be made without violating confidentiality obligations or waiving any attorney/client privilege, originals or, if an original is not in Seller's possession, all digital or hard copies of any and all of Seller's books, records and files, including all Surface Contract and Contract files, lease files, land files, wells files, well logs and other well data, maps, division order files, abstracts, title files, title opinions, production files, drilling reports, files related to any Asset Tax, technical, engineering and maintenance files, operations, environmental, safety, production records, and other similar information, in each case, (i) relating to the Subject Interests, Equipment, Surface Contracts or Contracts, or the ownership, use, maintenance or operation thereof, or the other properties or interests described in this definition of Subject Assets, and (ii) in Seller's possession or control (the "Records");

(k)
all (i) oil, gas and other hydrocarbons produced from and to the extent attributable to the Subject Interests with respect to all periods subsequent to the Effective Time and (ii) proceeds from or of such oil, gas and other hydrocarbons;

(l)	the Suspense Funds; and

(m)	all seismic, geological, geophysical, engineering, and other data and interpretations, files and records (in whatever form) related to the Subject Interests.
"Subject Interests" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Surface Contracts" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
"Suspense Funds" shall mean the amounts set forth on Schedule 3.1(n) together with all other funds held in suspense by or on behalf of the Company from and after the date set forth in Schedule 3.1(n) with respect to the Subject Assets.
"Tax" or "Taxes" shall mean (i) any federal, state or local income, gross receipts, ad valorem, sales and use, goods and services, payroll, unemployment, employment, social security (or similar), disability, occupation, property (whether real or personal), severance, value added, transfer, registration, license, stamp, franchise, profits, capital, excise, withholding, premium, federal or provincial capital taxes, occupation, alternative, add-on minimum or other taxes, levies or other like assessments, customs, duties, imposts, charges, unclaimed property and escheat obligations, surcharges or fees imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition attributable thereto, and (ii) any liability in respect of any items described in (i) that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
"Tax Controversy" shall be as defined in Section 7.9(g)(iv).
"Tax Return" shall mean any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.
"Taxing Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.
"Termination Effective Time" shall be as defined in Section 13.1(a)(ii).
"Title Arbitrator" shall be as defined in Section 5.5(b).
"Title Defect" shall be as defined in Section 5.3.
"Title Defect Adjustment" shall be as defined in Section 5.2(d).
"Title Defect Amount" shall be as defined in Section 5.2(d).
"Title Defect Deductible" shall be as defined in Section 5.7.
"Title Defect Property" shall be as defined in Section 5.2(c)(i).
"Transfer Requirement" shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Subject Asset or any interest therein other than those customarily obtained from or made or complied with any Governmental Authority following the closing in transactions of this nature.
"Transfer Tax" shall mean any and all transfer Taxes (excluding Income Taxes, Severance Taxes and Property Taxes), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, Permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
"Treasury Regulations" shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
"Wells" shall be as defined in the definition of "Subject Assets" set forth in this Appendix A.
“Willful Breach” means a material breach that is a consequence of an intentional act or omission undertaken by the breaching Party with the actual knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement.

"Working Interest" means with respect to any Property Subdivision, the interest in and to such Property Subdivision that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Property Subdivision, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.